OFFERING MEMORANDUM SUMMARY
The following summary highlights information contained elsewhere in this offering memorandum and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this offering memorandum. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire offering memorandum, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision.

Our Company
We are one of the world’s leading manufacturers and suppliers of value-added plastic packaging products. We believe we hold the number one or number two market position in product lines that represent more than 80% of our net sales. We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 1,500 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include open top containers, drink cups, bottles, closures and overcaps, tubes and prescription vials which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail. We sell our packaging solutions to over 12,000 customers comprised of a favorable balance of leading national blue-chip customers as well as a collection of smaller local specialty businesses. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace and have allowed us to maintain industryleading
EBITDA margins. Coupled with our efficient deployment of capital, these high margins have allowed us to consistently generate strong free cash flow and returns on invested capital.
Our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates. As a result of these characteristics, over the past 10 years, we have grown our net sales and EBITDA at compounded annual growth rates of 23% and 20%, respectively, with no sequential annual decline in EBITDA in any of the last 15 years. For the fifty-two weeks ended July 1, 2006, we generated net sales and pro forma Adjusted EBITDA of approximately $1.4 billion and $287.1 million, respectively.

Our Businesses
We operate in the plastic segment of the $109 billion U.S. packaging sector, which accounted for $39 billion, or 36%, of total packaging industry sales in 2003, the most recently reported year. Demand for plastic packaging products is driven by the consumption of consumer products including food, beverages, pharmaceuticals and personal care products.
Plastic packaging has gained, and is expected to continue to gain, market share versus other packaging materials, driven by factors including consumer preference, weight advantages, shatter resistance and barrier properties. Freedonia estimates annual plastic packaging market growth of 5.2% through 2013, compared to 3.4% annual growth for the overall packaging industry.

The product categories on which we focus utilize similar manufacturing processes, share common raw materials (principally PP and PE resin) and sell into end markets where customers demand innovative packaging solutions and quick and seamless design and delivery. We organize our business into two operating divisions: open top and closed top.

Open Top (58% of net sales for the fifty-two weeks ended July 1, 2006)
We believe our open top division offers one of the broadest product lines of injection molded containers and drink cups among U.S.-based manufacturers and is an innovator in thermoforming technology, with a leading position in thermoformed drink cups. The open top division is organized into the following product lines:

Containers. Our container offerings include 4-ounce to 5-gallon plastic containers and lids.
We believe that we have leading positions in attractive injection-molded plastic container segments including dairy (yogurt, frozen dessert and institutional), thinwall (household products and food) and pry-off (building materials), as well as a leading position in clear PP containers
(high value food and consumer applications). We use industry-leading decorating technology, including offset printing, heat transfer labels and in-mold labels. We have long-standing supply relationships with many of the nation’s leading food and consumer products companies, including Dean Foods, General Mills, Kraft, Kroger and Unilever.

Drink cups. We are the leading producer of thermoformed deep draw PP plastic drink cups, driven by our development of an innovative manufacturing process that provides a superior combination of value and performance relative to competing processes. In addition, we believe we are the largest provider of injection-molded plastic drink cups in the United States.
Principal markets for our drink cups include quick service and family dining restaurants, convenience stores, stadiums and retail stores. Many of our cups are decorated, often as promotional items, and we have a reputation in the industry for innovative, state-of-the-art design and graphics. Selected drink cup customers and end users include Hardee’s,
McDonald’s, Quik Trip, Subway and Yum! Brands.

Housewares. We produce semi-disposable plastic housewares and garden products, including plates, bowls, pitchers, tumblers and outdoor flowerpots. We believe we are the nation’s largest provider of injection-molded seasonal semi-disposable housewares. We sell these products using our recognized PackerWare brand name to major national retail marketers and chain stores, such as Wal-Mart, Target and Family Dollar. We believe our outstanding service and the ability to deliver products in a timely manner with an extensive selection of colors and designs further enhance our position in this market. As a result of these strengths, we now act as Wal-Mart’s category manager for its seasonal housewares department.

Closed Top (42% of net sales for the fifty-two weeks ended July 1, 2006)
Our closed top division provides injection, compression, extruded and blow molded plastic products, which are organized into the following product lines:

Closures and overcaps. We are a leading provider of closures in the pharmaceutical, vitamin and nutritional, food, hot-fill beverage, spirits and personal care markets. Our technical expertise and broad product offering in areas such as child-resistant, continuous threaded, dispensing and tamper evident closures provide significant competitive advantages. In addition, we believe we are the leading domestic producer of injection-molded aerosol overcaps. We supply closures and aerosol overcaps to food and beverage, healthcare and consumer products customers including Bayer, Diageo, Pepsico and S.C. Johnson.

Prescription vials and bottles. We are a leading producer of prescription vials and supply some of the largest pharmacy chains in the United States and Canada, including CVS, Target and Wal-Mart. We are also a leading producer of HDPE bottles for the pharmaceutical and spice markets. We sell these products to personal care, pharmaceutical, food and consumer product customers, including McCormick, Nature’s Bounty, John Paul Mitchell and Novartis. The
diversity of our prescription vials and bottles offerings, our innovative designs and our ability to leverage our extensive selection of closures position us to further expand our share in these steadily growing markets.

Tubes. We believe we are one of the largest suppliers of extruded plastic squeeze tubes in the United States. We principally serve the personal care market for products such as facial/cold creams, shampoos, conditioners, bath/shower gels, lotions, sun care, hair gels and anti-aging creams. We believe that our ability to provide creative package designs with state-of-the-art decorating, combined with a complementary line of dispensing closures, makes us an attractive supplier for many customers in our target markets including Kao Brands, L’Oreal and Procter &
Gamble.

Our Strengths
We believe that our consistent financial performance is the direct result of the following competitive strengths:

Leading positions across a broad product offering. Over 80% of our 2005 pro forma net sales were generated in product lines where we believe we have a number one or number two market position. Through quality manufacturing, innovation in product design, a focus on customer service and a skilled and dedicated workforce, we have achieved leading competitive positions in many of our major product lines including thinwall, pry-off, dairy and clear PP containers; drink cups; spice and pharmaceutical bottles and prescription vials; and spirits, continuous thread and pharmaceutical closures.We believe that our leading market positions enable us to attract and expand our business with blue chip customers, cross-sell products, launch new products and maintain high margins.

Large, diverse and stable customer base. We sell our products to a highly diverse base of over 12,000 customers that are principally engaged in industries that are considered to be generally less sensitive to changing economic conditions, including pharmaceuticals, food, dairy and health and beauty. Our top 10 customers accounted for only 28% of net sales and our largest customer accounted for less than 6% of net sales for the fifty-two weeks ended July 1,
2006. Our co-design capabilities and proactive approach to customer service makes us an integral part of our customers’ long-term marketing and packaging decisions. This commitment to service and quality has resulted in numerous single-source and long-term relationships. For example, the average term of our relationships with our top 10 customers is 21 years. We have received numerous service, quality and package design awards from customers including
Alberto Culver, Bayer, Clorox, Kraft and Perseco (McDonald’s).

Strong organic growth through continued focus on best-in-class technology and innovation. We believe that our manufacturing technology and expertise are best-in-class and that we are a leader in manufacturing expertise and new product innovation, as evidenced by our offering of an extensive proprietary product line of value-added plastic packaging in North
America. We currently own over 1,500 proprietary molds and have pioneered a variety of production processes such as what we believe to be the world’s largest deep draw PP thermoforming system for drink cups. Other recent examples of product design successes include an innovative prescription package for Target Stores, a proprietary flip-top closure for tubes and our Vent Band™ compression closure for isotonic beverages (e.g. Gatorade®). This skill set has allowed us to consistently achieve annual organic volume growth in excess of market growth rates. We focus our research and development efforts on high value-added products that offer unique performance characteristics and provide opportunities to achieve premium pricing and further enhance our strategic position with our customers. Our sales force of over 100 dedicated professionals works collaboratively with our customers’ marketing departments in identifying and delivering new package designs.

Scale and low-cost operations drive profitability. We are one of the largest domestic manufacturers and suppliers of plastic packaging products and we believe we are one of the lowest cost manufacturers in the industry. We believe our size enables us to achieve superior operating efficiencies and financial results through several scale-driven advantages. Our large, high volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of our competitors as we can leverage our fixed costs, higher capacity utilization and longer production runs. Our scale also enhances our purchasing power and lowers our cost of raw materials such as resin. In addition, as a result of the strategic location of our 25 manufacturing facilities and our national footprint of several warehouse and distribution facilities which are located throughout the United States near our customers, we have broad distribution capabilities, which reduce shipping costs and allow for quick turnaround times to our customers. In addition, each of our over 240 managers is charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets.

Ability to pass through changes in the price of resin. We have generally been able to pass through to our customers increases in costs of raw materials, especially resin, the principal raw material used in manufacturing our products. Historically, we have consistently grown our earnings even during periods of volatility in raw material markets. We have contractual price escalators/de-escalators tied to the price of resin with customers representing more than 60% of net sales that result in relatively rapid price adjustments to these customers. In addition, we have experienced high success rates in quickly passing through increases and decreases in the price of resin to customers without indexed price agreements. Following the Transactions, we plan to pursue opportunities to jointly purchase resin with other Apollo portfolio companies, including Covalence Specialty Materials Corp., which we believe to be one of the largest purchasers of PE resin in the world. These joint-purchasing opportunities should generate further benefits in terms of our ability to manage our material costs.

Track record of strong, stable free cash flow. Our strong earnings, combined with our modest capital expenditure profile, limited working capital requirements and relatively low cash taxes due to various tax attributes, result in the generation of significant free cash flow. We have a consistent track record of generating high free cash flow as a percentage of net sales relative to our plastic packaging peers. In addition, the capital expenditures required to support our targeted manufacturing platforms and market segments is lower than in many other areas of the plastic packaging industry.

Motivated management team with highly successful track record. We believe our management team is among the deepest and most experienced in the packaging industry. Our
12 senior executives possess an average of 20 years of packaging industry experience, and have combined experience of over 236 years at Berry. The senior management team includes

President and CEO Ira Boots, who has been with us for 28 years, and COO Brent Beeler and CFO
Jim Kratochvil, who have each been with us for over 21 years. This team has been responsible for developing and executing our strategy that has generated a track record of earnings growth and strong free cash flow. In addition, management has successfully integrated 22 acquisitions since 1988, and has generally achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale. Members of our senior management team and other employees will own approximately 22% of the equity of Berry Plastics Group on a fully diluted basis after giving effect to the Transactions.

Our Strategy
Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability and maximize free cash flow. Our strategy to achieve these goals includes the following elements:

Increase sales to our existing customers. We believe we have significant opportunities to increase our share of the packaging purchases made by our over 12,000 existing customers as we expand our product portfolio and extend our existing product lines. For example, our open top and closed top divisions are penetrating new markets with new products such as plastic ice cream containers, thermoformed PP containers in the prepared foods and deli packaging market, extruded bottles for shaving can systems in the shave gel market, and plastic pry-off containers in the home improvement market. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendor relationships. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we can provide our customers with a cost-effective, single source from which to purchase a broad range of their plastic packaging needs. For example, we were recently awarded all the cultured dairy container business from Dean Foods, in addition to the single source position we already maintain with respect to Dean Foods frozen foods plastic packaging.

Aggressively pursue new customers. We intend to aggressively pursue new customer relationships in order to drive additional organic growth. We believe that our national direct sales force, our ability to offer new customers a cost-effective, single source from which to purchase a broad range of plastic packaging products and our proven ability to design innovative new products position us well to continue to grow and diversify our customer base.
For example, our proprietary deep draw PP thermoforming technology has allowed us to recently add Yum! Brands as a customer.

Manage costs and capital expenditures to drive free cash flow and returns on capital. We continually focus on reducing our costs in order to maintain and enhance our low-cost position.
We employ a team culture of continuous improvement operating under an ISO management system and employing Six Sigma throughout the organization. Our principal cost-reduction strategies include (i) leveraging our scale to reduce material costs, (ii) efficiently reinvesting capital into our manufacturing processes to maintain technological leadership and achieve productivity gains, (iii) focusing on ways to streamline operations through plant and overhead rationalization and (iv) monitoring and rationalizing the number of vendors from which we purchase materials in order to increase our purchasing power. In addition, each of our over 240 managers is charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets. Return on capital is a key metric throughout the organization and we require that capital expenditures meet certain return thresholds, which encourages prudent levels of spending on expansion and cost saving opportunities.

Selectively pursue strategic acquisitions. In addition to the significant growth in earnings and cash flow we expect to generate from organic volume growth and continued cost reductions, we believe that there is an opportunity for future growth through selective and prudent acquisitions. Our industry is highly fragmented and our customers are focused on working with a small set of key vendors. We have a successful track record of executing and integrating acquisitions, having completed 22 acquisitions since 1988, and have developed an expertise in synergy realization. We intend to continue to apply a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and further developing our scale and diversity in new or existing product lines.

The Transactions
On June 28, 2006, Holdings entered into an agreement and plan of merger (the “merger agreement”) with Berry Plastics Group and merger sub (a wholly-owned subsidiary of Berry
Plastics Group). Berry Plastics Group and the merger sub were formed and are controlled by the
Sponsors. Pursuant to the merger agreement, the merger sub will merge with and into
Holdings, with Holdings surviving as a wholly-owned subsidiary of Berry Plastics Group. As described below and in “Certain Relationships and Related Party Transactions,” in connection with the merger, certain members of our senior management team and other employees have agreed to invest in shares of Berry Plastics Group’s common stock (the “management shares”).
In addition, we expect to grant options to purchase shares of Berry Plastics Group’s common stock to some or all members of our senior management team as well as other employees from time to time. We expect that the aggregate value of the equity participation by our senior management team immediately following consummation of the merger will be approximately
$44.0 million, with significant incremental investment from a group of over 200 additional employees. Upon consummation of the merger, approximately 22% of the outstanding common stock of Berry Plastics Group on a fully-diluted basis will be owned by members of our senior management team and other employees. We refer to the merger and payment of merger consideration as the “Acquisition.”

In addition to equity contributions, we expect to fund the Acquisition with the net proceeds of the notes offered hereby and the proceeds from (i) the sale of $425.0 million in aggregate principal amount of Senior Subordinated Notes due 2016 (the “new senior subordinated notes”)
to affiliates of The Goldman Sachs Group, Inc. (“Goldman”), and (ii) our new $875.0 million senior secured credit facilities, which we expect will consist of a $200.0 million revolving credit facility and $675.0 million in term B loans. We expect to use a portion of such proceeds to repay the outstanding term loans under our existing senior secured credit agreement and to repurchase all or substantially all of the $335.0 million in aggregate outstanding principal amount of our 103⁄E4% Senior Subordinated Notes due 2012 (the “existing notes”) pursuant to a previously launched tender offer (the “tender offer”). This offering memorandum is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the existing notes. The tender offer has been made solely pursuant to an Offer to Purchase and
Consent Solicitation Statement, dated as of July 25, 2006. The tender offer is subject to customary conditions, including the consummation of the Acquisition.

The following table sets forth the estimated sources and uses of funds for the Transactions, assuming the Transactions closed on July 1, 2006. The actual amounts may differ depending on the final purchase price adjustments and the fees and expenses incurred in connection with the transactions contemplated by the merger agreement. See “The Transactions” and “Use of
Proceeds.”

Sources of funds:
(in millions)
First priority senior secured credit
facilities:
Revolving credit facility(1)	$ —
Term B loans	75.0
Notes offered hereby	750.0
New senior subordinated notes	425.0
Contributed equity.	486.3
Total sources of funds	$2,336.3

Uses of funds:
(in millions)
Purchase price	$1,104.2
Repurchases and repayment of existing debt(2)	1,119.1
Estimated fees and expenses(3)	113.0
Total uses of funds	$2,336.3

(1) Our new revolving credit facility will provide for availability of $200.0 million. On the closing date of the
Transactions, we expect that the revolving credit facility will be undrawn (subject to the possibility of borrowings to account for purchase price adjustments). Our borrowing availability will however, be reduced by $14.9 million of letters of credit that we expect to be outstanding on the closing date of the Acquisition.

(2) Includes (i) the expected repurchase of the $335.0 million in aggregate principal amount of our existing notes and all accrued but unpaid interest on the existing notes and (ii) the expected repayment of the $767.1 million in outstanding term loans, as of July 1, 2006, under our existing senior secured credit agreement and all accrued but unpaid interest on such borrowings. We have assumed that all of the outstanding existing notes will be repurchased pursuant to the tender offer at substantially the same time as the consummation of the Acquisition and the notes offered hereby.

(3) Includes the payment of tender premiums and consent payments pursuant to the tender offer to the holders of the existing notes pursuant to the tender offer.

As used in this offering memorandum, the term “Transactions” means, collectively, the
Acquisition, the sale of the new senior subordinated notes, the entering into of our new senior secured credit facilities, the tender offer, the equity investments, this offering of the notes and the application of the proceeds therefrom. For a more complete description of the Transactions, see “The Transactions,” “Description of Other Indebtedness,” “Description of the Notes.”

Our Sponsors
Apollo, an investment fund with committed capital of approximately $12 billion, will be our principal equity sponsor upon completion of the Acquisition and will own the majority of the common stock of Berry Plastics Group. Apollo was founded in 1990 and is among the most active and successful private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $16 billion in capital, including more than $13 billion invested in leveraged buyouts, in a wide variety of industries, both domestically and internationally. Companies owned or controlled by Apollo or in which Apollo or its affiliates have a significant equity investment include, among others, Covalence Specialty
Materials Corp., Goodman Global Holdings, Inc., Hexion Specialty Chemicals, Inc., Metals USA
Holdings Corp., Nalco Company, Rexnord Corporation and UAP Holding Corp.

Graham Partners is a leading middle market industrial private equity firm based in suburban Philadelphia with over $850 million under management. Graham Partners is sponsored by the privately held Graham Group, an industrial and investment concern with global interests in plastics, packaging, machinery, building products and outsource manufacturing. Graham Partners seeks to acquire industrial companies that participate in growing manufacturing niches, often involving plastics or other synthetic materials, where
Graham Partners can leverage its unique combination of operating resources and financial expertise. Companies owned or controlled by Graham Partners’ affiliates or in which Graham
Partners’ affiliates have significant equity investment include, among others, National
Diversified Sales, Inc., Supreme Corq LLC, Infiltrator Systems, Inc., Nailite International, Inc.,
Line-X LLC and Western Industries, Inc.

The Offering

Issuer . . . . . . . . . . . . . . . .  . . . . . . . BPC Acquisition Corp., prior to the merger, and Holdings after the merger.

Notes Offered . . . . . . . . . . . . . . . . . $750,000,000 aggregate principal amount of Second
Priority Senior Secured Notes due 2014, comprised of our
% second priority senior secured fixed rate notes due
2014 and our second priority senior secured floating rate
notes due 2014.

Maturity Date . . . . . . .. . . . . . . . . . . . The notes will mature on                        , 2014.

Interest

Fixed Rate Notes . . . . .. . . . . . The fixed rate notes will bear interest at a rate of    % per
annum, payable semiannually on          and             of
each year, commencing                  , 2007.

Floating Rate Notes . .. . . . . . . The floating rate notes will bear interest at a rate of LIBOR
plus           % per annum, which will reset quarterly. Interest on
the floating rate notes will be payable quarterly on              ,                 , and              of each year,
commencing          , 2006.

Collateral . . . . . . . . . .  . . The notes and the guarantees of the notes will be secured by a second priority security interest in the collateral
granted to the collateral agent for the benefit of the holders of the notes and other future parity lien debt that may be
issued pursuant to the terms of the indenture governing
the notes. These liens will be junior in priority to the liens on the same collateral securing our new senior secured
credit facilities and to all other permitted prior liens,
including liens securing certain hedging obligations and
cash management obligations. The liens securing priority
lien obligations will be held by the collateral agent under
our new senior secured credit facilities.

The collateral securing the notes will be substantially all of our and the guarantors’ property and assets that will
secure our new senior secured credit facilities, which
excludes (i) any license, contract or agreement of ours or
the guarantors, if and only for so long as the grant of a
security interest under the security documents would result
in a breach or default under, or abandonment, invalidation
or unenforceability of that license, contract or agreement;
(ii) any bank accounts, securities accounts or cash and
(iii) certain other limited exclusions. While the collateral securing our new senior secured credit facilities will
include the equity interests of substantially all of our
domestic subsidiaries and “first-tier” foreign subsidiaries,

the collateral securing the notes will not include securities and other equity interests of our subsidiaries. For more
information, see “Description of the Notes—Security for
the Notes.”

Intercreditor Agreement . . . . . . . . . The trustee under the indenture governing the notes and the collateral agent under our new senior secured credit
facilities will enter into an intercreditor agreement as to the relative priorities of their respective security interests in our assets securing the notes and borrowings under our
new senior secured credit facilities and certain other
matters relating to the administration of security interests.
The terms of the intercreditor agreement are set forth
under “Description of the Notes—Security for the Notes.”

Optional Redemption

Fixed Rate Notes . . . . . . . . . Prior to           , 2010, we may redeem some or all of the
fixed rate notes at a price equal to 100% of the principal
amount of the fixed rate notes redeemed plus accrued and
unpaid interest and additional interest, if any, to the
redemption date plus the “applicable premium.” On or
after            , 2010, we may redeem some or all of the fixed
rate notes at the redemption prices set forth in this offering
memorandum. Additionally, on or prior to            , 2009, we
may redeem up to 35% of the aggregate principal amount
of the fixed rate notes with the net proceeds of specified
equity offerings at the redemption price set forth in this
offering memorandum. See “Description of the Notes—
Optional Redemption—Fixed Rate Notes.”

Floating Rate Notes . . . . . . . . . On or after              , 2008, we may redeem some or all of
the floating rate notes at the redemption prices set forth in this offering memorandum. Additionally, on or prior to
           , 2008, we may redeem up to 35% of the
aggregate principal amount of the floating rate notes with
the net proceeds of specified equity offerings at the
redemption price set forth in this offering memorandum.
See “Description of the Notes—Optional Redemption—
Floating Rate Notes.”

Change of Control . . . . . . .  . . . . If a change of control occurs, we must give holders of the notes an opportunity to sell to us their notes at a purchase price of 101% of the principal amount of such notes, plus
accrued and unpaid interest to the date of purchase. The
term “Change of Control” is defined under “Description of
the Notes—Change of Control.”

Guarantees . . . . . . . . . . . . . . . . . . The notes will be guaranteed, jointly and severally, on a second priority senior secured basis, by each of our
domestic subsidiaries that guarantees our new senior
secured credit facilities.

Ranking . . . . . . . . . .  . . . . . . . . . . . The notes and the guarantees thereof will be our and the guarantors’ second priority senior secured obligations and
will:

• rank equally in right of payment with all of our and the
guarantors’ existing and future senior indebtedness;

• rank senior to all of our and the guarantors’ existing
and future subordinated indebtedness, including the
new senior subordinated notes; and

• be effectively subordinated to all of our first priority
secured debt, including the borrowings under our new
senior secured credit facilities, to the extent of the
collateral securing such debt.

The notes will also be effectively junior to liabilities of the non-guarantor subsidiaries. As of July 1, 2006, our
non-guarantor subsidiaries had liabilities of $56.5 million.

As of July 1, 2006, after giving pro forma effect to the
Transactions, we would have had outstanding on a
consolidated basis:

• $701.7 million of secured senior indebtedness
constituting first priority lien obligations, primarily
consisting of the term B loans under our new senior
secured credit facilities;

• $1,451.7 million of secured senior indebtedness,
consisting primarily of the term B loans under our new
senior secured credit facilities and the notes; and

• $425.0 million of unsecured senior subordinated
indebtedness, consisting of the new senior
subordinated notes.

Restrictive Covenants . . . . . . . . . . . . The indenture governing the notes will contain covenants that limit our ability and certain of our subsidiaries’ ability to:

• incur or guarantee additional indebtedness;

• pay dividends and make other restricted payments;

• create restrictions on the payment of dividends or other
distributions to us from our restricted subsidiaries;

• create or incur certain liens;

• make certain investments;

• engage in sales of assets and subsidiary stock; and

• transfer all or substantially all of our assets or enter
into merger or consolidation transactions.

These covenants are subject to a number of important
limitations and exceptions as described under “Description
of the Notes—Certain Covenants.” Certain covenants will
cease to apply to the notes at all times after the notes have investment grade ratings from both Moody’s Investors
Service, Inc., or Moody’s, and Standard & Poor’s Ratings
Group, or S&P; provided that no event of default has
occurred and is continuing. Similarly, the “Change of
Control” covenant will be suspended with respect to the
notes during all periods when the notes have investment
grade ratings from Moody’s and S&P; provided that no
event of default has occurred and is continuing.

Registration Rights; Additional
Interest . . . . . . . . .. . . . . . . . . . . We and the guarantors have agreed to use our commercially reasonable efforts to file an exchange offer
registration statement to exchange the notes for new
issues of substantially identical debt securities registered under the Securities Act or, if required, to file a shelf
registration statement to cover resales of the notes under
certain circumstances. We and the guarantors will use our
commercially reasonable efforts to cause the exchange
offer registration statement to be declared effective by the
SEC on or prior to 365 days after the issue date of the notes and to complete the exchange offer with respect to the
notes within 30 days thereof. In addition, we and the
guarantors have agreed, if obligated to file a shelf
registration statement with respect to the notes, to file such shelf registration statement on or prior to 180 days after
such a filing obligation arises and to use our commercially
reasonable efforts to cause such shelf registration
statement to be declared effective by the SEC on or prior to
365 days after such obligation arises. If we and the
guarantors fail to (i) cause the exchange offer registration statement to be declared effective or to consummate the
exchange offer within the number of days set forth above,
(ii) if required, cause any shelf registration statement with respect to the notes to be declared effective within the
number of days set forth above, or (iii) the exchange offer
registration statement or any shelf registration statement is declared effective but thereafter ceases to be effective or
usable, subject to certain exceptions, in connection with
resales or exchanges of the notes, we and the guarantors
have agreed to pay additional interest to the holders of the affected series of notes under certain circumstances. See
“Description of the Notes—Registration Rights; Additional
Interest.”

Transfer Restrictions . . . . . . . . . . . The notes have not been registered under the Securities
Act and may not be offered or sold, except pursuant to an
exemption from, or in a transaction not subject to, the
registration requirements of the Securities Act. See “Notice to Investors.”

No Prior Market . . . . . . . . . . . . . . . . The notes will be new securities for which there is currently no market. Although the initial purchasers have informed
us that they intend to make a market in the notes and, if
issued, the exchange notes, they are not obligated to do so
and they may discontinue market making activities at any
time without notice. Accordingly, we cannot assure you
that a liquid market for the notes (and, if issued, the
exchange notes) will develop or be maintained.

Listing . . . . . . . . . . . . . .  . . . . . . . . . We expect that the notes will be eligible for trading in
PORTAL, a subsidiary of The Nasdaq Stock Market, Inc.

Use of Proceeds . . . . . .  . . . . . . . We intend to use the proceeds from the issuance of the notes offered hereby and the new senior subordinated
notes, borrowings under our new senior secured credit
facilities and the proceeds of the equity investments to
consummate the Transactions and to pay related fees and
expenses. See “Use of Proceeds.”

Conditions to the Offering . . .. . . . . Consummation of this offering will occur concurrently with, and is conditioned upon, the consummation of the other
Transactions. See “The Transactions.”

Risk Factors
Investing in the notes involves substantial risks. See “Risk Factors” for a discussion of certain factors that you should consider before investing in the notes.

Additional Information
BPC Holding Corporation is a Delaware corporation. Our principal executive offices are located at 101 Oakley Street, Evansville, Indiana 47710. Our telephone number is (812) 424-2904.
Our website is located at www.berryplastics.com. The information that appears on our website is not a part of, and is not incorporated into, this offering memorandum.

Summary Historical and Unaudited Pro Forma Financial Data

The following table sets forth certain of our historical and pro forma financial data. Our fiscal years are 52- or 53-week periods ending generally on the Saturday closest to
December 31. All references herein to “fiscal 2005,” “fiscal 2004” and “fiscal 2003” relate to the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively.
The summary historical financial data for fiscal 2005, fiscal 2004 and fiscal 2003 have been derived from our consolidated financial statements and related notes thereto included elsewhere in this offering memorandum, which have been audited by Ernst & Young LLP, an independent registered public accounting firm.

The summary historical financial data as of and for the 26 weeks ended July 1, 2006 and
July 2, 2005 is derived from our unaudited financial statements included elsewhere in this offering memorandum. The summary historical financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes included elsewhere in this offering memorandum.

The following table also includes summary unaudited pro forma financial information as of and for the 52 weeks ended July 1, 2006. The summary unaudited pro forma financial information has been derived from the pro forma financial information set forth under
“Unaudited Pro Forma Condensed Consolidated Financial Information,” which has been prepared to give pro forma effect to the Transactions. The summary unaudited pro forma condensed consolidated statement of income data gives effect to the Transactions as if they had occurred on the first day of the applicable period. The summary unaudited pro forma condensed consolidated balance sheet data as of July 1, 2006 gives effect to the Transactions as if they had occurred on July 1, 2006.

The Transactions have been accounted for using the purchase method of accounting. The summary pro forma information presented will be revised based upon final calculations and the resolution of purchase price adjustments pursuant to the merger agreement as additional information becomes available. The final allocation of the purchase price in the Acquisition will be determined at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the
Acquisition. An independent third-party appraiser will perform a valuation of these assets as of the closing date of the Acquisition, and upon a final valuation the purchase allocation will be adjusted. Such final adjustments, including increases to depreciation and amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material. This valuation will be based on the actual net tangible and intangible assets and liabilities that existed as of the closing date of the Transactions. In addition, we will record an adjustment to stockholders’ equity at a later date to adjust the carryover basis of continuing ownership.

As a result of the Acquisition, Holdings will be wholly-owned by Berry Plastics Group with assets, liabilities and an equity structure that will not be comparable to historical periods.

The summary unaudited pro forma financial information is for informational purposes only and does not purport to represent what our results of operation or financial position would have been if the Transactions had occurred as of the dates indicated or what such results will be for future periods, and such information does not purport to project the results of operations for any future period.

The following data should be read in conjunction with “Risk Factors,” “Unaudited Pro
Forma Condensed Consolidated Financial Information,” “Selected Historical Financial Data,”
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and
our consolidated financial statements and related notes thereto included elsewhere in this offering memorandum.

	Historical					Pro Forma
				26 Weeks Ended		52 Weeks
						Ended
	Fiscal	Fiscal	Fiscal	July 2,	July 1,	July 1,
	2003	2004	2005	2005	2006	2006
	(dollars in thousands)
Statement of Income Data:
Net sales	$ 551,876	$ 814,213	$1,169,704	$ 508,181	$ 731,078	$1,392,601
Cost of goods sold	420,750	639,329	943,370	417,493	583,941	1,109,818
Gross profit	131,126	174,884	226,334	90,688	147,137	282,783
Operating expenses	59,936	81,008	110,545	40,227	70,282	140,600
Operating income	71,190	93,876	115,789	50,461	76,855	142,183
Other expenses (income)(1)	(7)	—	1,354	1,569	(299)	(514)
Management fees	—	—	—	—	—	3,141
Loss on extinguished debt(2)	250	—	7,045	7,045	—	—
Interest expense, net(3)	45,413	53,185	73,274	30,123	44,511	168,160
Income (loss) before income
Taxes	25,534	40,691	34,116	11,724	32,643	(28,604)
Income taxes (benefit)	12,486	17,740	14,325	6,174	14,731	(12,872)
Net income (loss)	$ 13,048	$ 22,951	$ 19,791	$ 5,550	$ 17,912	$ (15,732)
Other Financial Data:
Capital expenditures	$ 29,949	$ 52,624	$ 57,829	$ 32,303	$ 52,217	$ 77,743
EBITDA(4)	115,275	154,692	203,155	83,041	131,150	248,123
Adjusted EBITDA(4)						287,090
Selected Pro Forma Ratio:
Ratio of senior debt to Adjusted EBITDA						5.1x
Balance Sheet Data (at period end):
Working capital(5)	$ 88,850	$ 118,981	$ 211,118	$ 154,675	$ 196,032	$ 196,032
Total assets	1,015,806	1,005,144	1,647,830	1,553,641	1,673,286	2,655,710
Total debt	751,605	697,558	1,160,620	1,167,554	1,135,820	1,876,659
Stockholders’ equity	152,591	183,891	203,388	182,692	227,669	486,300

(1) Other expenses (income) consist of net losses (gains) on disposal of property and equipment and unrealized loss
(gain) on investment in Southern Packaging.

(2) In 2005, the loss on extinguished debt represents unamortized deferred financing costs on the term loan expensed as a result of an amendment to our existing senior secured credit facilities. The loss on extinguished debt in 2003 represents the legal costs associated with amending our existing senior secured credit facilities in connection with the acquisition (the ”Landis Acquisition”) of Landis Plastics, Inc. (”Landis”).

(3) Includes non-cash interest expense of $2,318, $1,862, $1,945, $982 and $954, in fiscal 2003, 2004 and 2005 and the
26 weeks ended July 2, 2005 and July 1, 2006, respectively, and pro forma non-cash interest expense of $5,230 for the 52 weeks ended July 1, 2006.

(4) EBITDA represents net income before interest expense, net, income taxes and depreciation and amortization.
Adjusted EBITDA represents EBITDA as further adjusted. Adjusted EBITDA is a financial measure used in the indentures governing the notes being offered hereby and the new senior subordinated notes and in our new senior secured credit facilities as a component of a coverage ratio that is used to test whether certain transactions are permitted. Adjustments to arrive at Adjusted EBITDA are permitted in calculating covenant compliance in the indenture governing the notes. We believe that the inclusion of these adjustments to net income applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain non-cash items and about unusual items that we do not expect to continue at the same level in the future. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and may not be comparable to similarly titled measures of other companies.
You should not consider our EBITDA or Adjusted EBITDA as alternatives to operating or net income, determined in accordance with GAAP, as indicators of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP.

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA

	Historical					Pro Forma
				26 Weeks Ended		52 Weeks
						Ended
	Fiscal	Fiscal	Fiscal	July 2,	July 1,	July 1,
	2003	2004	2005	2005	2006	2006
	(dollars in thousands)
Net income (loss)	$ 13,048	$ 22,951	$ 19,791	$ 5,550	$ 17,912	$ (15,732)
Interest expense, net(a)	45,663	53,185	80,319	37,168	44,511	168,160
Income taxes (benefit)	12,486	17,740	14,325	6,174	14,731	(12,872)
Depreciation and
Amortization	44,078	60,816	88,720	34,149	53,996	108,567
EBITDA	$115,275	$154,692	$203,155	$83,041	$131,150	$248,123
Adjustments to Pro Forma
EBITDA:
Management fees						$ 3,141
Non-cash compensation(b)						4,128
One-time expenses(c)						14,698
Pro forma synergies(d)						17,000
Adjusted EBITDA						$287,090

(a) Includes loss on extinguished debt.

(b) Represents equity-based compensation paid to management.

(c) Represents non-recurring items such as expenses related to the integration of the June 2005 acquisition
(the “Kerr Acquisition”) of the Kerr Group, Inc. (“Kerr”), gains on investment and project start-up costs.

(d) Represents the estimated pro forma impact of synergies from the Kerr Acquisition ($4,500) and from the joint purchasing of resin and other materials and services with other companies owned by Apollo ($12,500).

(5) Represents total current assets (other than cash) less total current liabilities (other than accrued interest and the current portion of long-term debt).

RISK FACTORS
Investing in the notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this offering memorandum, including our financial statements and the related notes, before investing in the notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the following risks materialize, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose some or all of your investment.

Risk Factors Related to an Investment in the Notes

We have substantial indebtedness, which could affect our ability to meet our obligations under the notes and may otherwise restrict our activities.

After giving effect to the Transactions, we will be a highly leveraged company. As of July 1,
2006, we would have had, after giving pro forma effect to the Transactions, $1,876.7 million of outstanding indebtedness and, for the 52 weeks ended July 1, 2006, debt service payment obligations of $175.0 million (including approximately $86.5 million of debt service on fixed rate obligations). We are permitted by the terms of the notes and our other debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences to you. For example, it could:

• make it more difficult for us to satisfy our obligations under our indebtedness, including the notes;

• limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

• require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

• increase our vulnerability to general adverse economic and industry conditions;

• limit our ability to respond to business opportunities; and

• subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

Despite our substantial indebtedness, we and our subsidiaries may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indentures governing the notes and the new senior subordinated notes and the terms of our new senior secured credit facilities will contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, including senior secured indebtedness that will be effectively senior to the notes to the extent of the assets securing such indebtedness.

However, these restrictions will be subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. As of July 1, 2006, after giving pro forma effect to the Transactions, we would have had $200.0 million available for additional borrowing under our new revolving credit facility (subject to $14.7 million in outstanding letters of credit and the possibility of borrowings under the revolving credit facility to account for purchase price adjustments), all of which would be secured. In addition to the notes, the new senior subordinated notes and our borrowings under our new senior secured credit facilities, the covenants under any other existing or future debt instruments could allow us to borrow a significant amount of additional indebtedness. The more leveraged we become, the more we, and in turn our securityholders, become exposed to the risks described above under “—We have substantial indebtedness, which could affect our ability to meet our obligations under the notes and may otherwise restrict our activities.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon, among other things:

• our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

• the future availability of borrowings under our new senior secured credit facilities, which depends on, among other things, our complying with the covenants in our new senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our new senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes. See “Disclosure Regarding Forward-Looking Statements”
and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—
Liquidity and Capital Resources Following the Transactions.”

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including our new senior secured credit facilities and the indentures governing the notes and the new senior subordinated notes, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Furthermore, the Sponsors have no continuing obligation to provide us with debt or equity financing.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and (if they are not guarantors of the notes) their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose.
Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our non-guarantor subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The collateral securing the notes is subject to control by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the notes.

The notes will be secured on a second priority basis by substantially all of the collateral securing our new senior secured credit facilities on a first priority basis. In addition, under the terms of the indenture governing the notes, we will be permitted in the future to incur additional indebtedness and other obligations that may share in the second priority liens on the collateral securing the notes, and in certain circumstances, in the first priority liens on the collateral securing our senior secured credit facilities.

The holders of obligations secured by the first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness. As of July 1, 2006, on a pro forma basis after giving effect to the Transactions, the aggregate amount of senior secured indebtedness outstanding and constituting first priority lien obligations would have been approximately $701.7 million (excluding borrowing availability under our new $200.0 million revolving credit facility, subject to $14.7 million of outstanding letters of credit and the possibility of borrowings under our new revolving credit facility to account for purchase price adjustments). Under the indenture governing the notes, we could also incur additional indebtedness secured by first priority liens and second priority liens so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under “Description of the Notes” and certain other conditions are met. Our ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or a pari passu basis with holders of the notes and our senior secured credit facilities, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and any other creditors that also have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent, to realize or foreclose on such collateral.

The collateral securing the notes does not include all of our or the guarantors’ assets. In particular, the collateral does not include (i) any property or assets owned by our foreign subsidiaries and two of our domestic subsidiaries, (ii) any license, contract or agreement, if and only for so long as the grant of a security interest under the security documents relating to the notes would result in a breach or default under, or abandonment, invalidation or unenforceability of, such license, contract or agreement, (iii) any securities or other equity interests of our subsidiaries, (iv) any vehicle, (v) any bank accounts, securities accounts or cash,
(vi) real property held by us or any of our subsidiaries as a lessee under a lease, and (vii) certain other exceptions described in such security documents. No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers.
By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this offering memorandum exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

The security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent.
We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The lien-ranking provisions set forth in the indenture governing the notes and the intercreditor agreement will substantially limit the rights of the holders of the notes with respect to the collateral securing the notes.

The rights of the holders of the notes with respect to the collateral securing the notes will be substantially limited pursuant to the terms of the lien-ranking provisions set forth in the indenture governing the notes and the intercreditor agreement. Under those lien-ranking provisions, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. The trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additional releases of collateral from the second priority lien securing the notes are permitted under some circumstances. The holders will also waive certain rights normally accruing to secured creditors in a bankruptcy. See
“Description of the Notes—Security for the Notes.”

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. There can be no assurance that the lenders under our new senior secured credit facilities will have taken all actions necessary to create properly perfected security interests in the collateral securing the notes, which, as a result of the intercreditor agreement, may result in the loss of the priority of the security interest in favor of the noteholders to which they would have been entitled as a result of such non-perfection. In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and our guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the trustee, as collateral agent for the notes, will monitor, or that we will inform the trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term
“adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

• how long payments under the notes could be delayed following commencement of a bankruptcy case;

• whether or when the collateral agent could repossess or dispose of the collateral;

• the value of the collateral at the time of the bankruptcy petition; or

• whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee, as the collateral agent for the notes, may not object to a number of important matters following the filing of a bankruptcy petition so long as any first lien debt is outstanding. After such a filing, the value of the collateral securing the notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the notes, the holders of the notes would hold a secured claim to the extent of the value of the collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the notes, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our new senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness
(including our new senior secured credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our new senior secured credit facilities to avoid being in default. If we breach our covenants under our new senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our new senior secured credit facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See
“Description of Other Indebtedness” and “Description of the Notes.”

The notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes, which include two of our domestic subsidiaries and all of our non-U.S. subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the 52 weeks ended July 1, 2006, the subsidiaries that are not guaranteeing the notes had net sales of $30.1 million and held $60.0 million of our total assets.
Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’
creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

Federal and state fraudulent transfer laws permit a court, under certain circumstances, to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, under such laws the payment of consideration in the Transactions, including the proceeds from the issuance of the notes will generally be a fraudulent conveyance if (i) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (ii) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (ii) only, one of the following is also true:

• we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of issuing the notes or the guarantees;

• payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

• we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiary guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

• the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

• the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

• it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard used, that the issuance of the notes and the guarantees would not be subordinated to our or any subsidiary guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the notes.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under Federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes—Note
Guarantees.”

The terms of our new senior secured credit facilities and the indentures governing the notes and the new senior subordinated notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our new senior secured credit facilities and the indentures governing the notes and the new senior subordinated notes will contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

• incur or guarantee additional debt;

• pay dividends and make other restricted payments;

• create or incur certain liens;

• make certain investments;

• engage in sales of assets and subsidiary stock;

• enter into transactions with affiliates;

• transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

• make capital expenditures.

In addition, our new senior secured credit facilities will require us to maintain a maximum total net first lien leverage ratio. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants contained in our new senior secured credit facilities, the indentures governing the notes and the new senior subordinated notes or our existing indebtedness could result in an event of default under our new senior secured credit facilities, the indentures governing the notes and the new senior subordinated notes or the existing agreements, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our new senior secured credit facilities, the indentures governing the notes and the new senior subordinated notes or our other indebtedness, the lenders thereunder:

• will not be required to lend any additional amounts to us;

• could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

• may have the ability to require us to apply all of our available cash to repay these borrowings; or

• may prevent us from making debt service payments under our other agreements, including the indenture governing the notes, any of which could result in an event of default under the notes.

If the indebtedness under our new senior secured credit facilities or our other indebtedness, including the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of Other Indebtedness” and
“Description of the Notes.”

We may not be able to repurchase the notes upon a change of control.

Upon a change of control as defined in the indenture governing the notes, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount and an offer to repurchase all outstanding new senior subordinated notes at 101% of their principal amount, in each case plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the notes. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or, if then permitted under the indenture governing the notes, to redeem the notes.
A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under each of the indenture. The occurrence of a change of control would also constitute an event of default under our new senior secured credit facilities and may constitute an event of default under the terms of our other indebtedness. The terms of the loan and security agreement governing our new senior secured credit facilities limit our right to purchase or redeem certain indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under our new senior secured credit facilities to permit the required repurchase or redemption, but the required lenders have no obligation to grant, and may refuse to grant such a waiver. A change of control is defined in the indenture governing the notes and would not include all transactions that could involve a change of control of our day-to-day operations, including a transaction involving the Management Group as defined in the indenture governing the notes. See “Description of the Notes—Change of Control.”

There may be no active trading market for the notes, and if one develops, it may not be liquid.

The notes will constitute new issues of securities for which there is no established trading market. We do not intend to list the notes (or any exchange notes that may be issued pursuant to the exchange offer we have agreed to make) on any national securities exchange or to seek the admission of the notes (or any such exchange notes) for quotation through the National
Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they currently intend to make a market in the notes (and the exchange notes, if issued), they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. Although we expect that the notes will be eligible for trading in PORTAL, there can be no assurance as to the development or liquidity of any market for the notes (or the exchange notes, if issued), the ability of the holders of the notes (or the exchange notes, if issued) to sell their notes (or the exchange notes, if issued) or the price at which the holders would be able to sell their notes (or the exchange notes, if issued). Future trading prices of the notes and the exchange notes will depend on many factors, including:

• our operating performance and financial condition;

• our ability to complete the offer to exchange the notes for the exchange notes;

• the interest of securities dealers in making a market; and

• the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby.
The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

There are restrictions on your ability to resell your notes.

The notes have not been registered under the Securities Act or any state securities laws.
The notes are being offered and sold pursuant to an exemption from registration under U.S. and applicable state securities laws. As a result, the notes may be transferred or resold only in transactions registered under, or exempt from, U.S. and applicable state securities laws.
Therefore, you may be required to bear the risk of your investment for an indefinite period of time. We are obligated to use commercially reasonable efforts to file a registration statement with the SEC and to cause that registration statement to become effective with respect to the exchange notes issued in exchange for the notes offered hereby. The SEC, however, has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any registration statement filed by us for a variety of reasons.
If the registration statement is not declared effective, ceases to be effective or you do not exchange your notes, your ability to transfer the notes will be restricted. See “Notice to
Investors.”

Risks Related to Our Business

Increases in resin prices or a shortage of available resin could harm our financial condition and results of operations.

To produce our products, we use large quantities of plastic resins, which accounted for 41%
of our cost of goods sold in fiscal 2005 and 42% of our cost of goods sold in the 52 weeks ended
July 1, 2006. Plastic resins are subject to price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. Over the past several years, we have at times experienced rapidly increasing resin prices. If rapid increases in resin prices continue, our revenue and profitability may be materially and adversely affected, both in the short-term as we attempt to pass through changes in the price of resin to customers under current agreements and in the long-term as we negotiate new agreements or if our customers seek product substitution.

While customers representing more than 60% of our net sales are subject to contractual price escalators and de-escalators tied to resin prices, and while historically, we have generally been able to pass on a significant portion of the increases in resin prices to our customers over a period of time, there have nonetheless been negative short-term impacts to our financial performance. Certain of our customers (currently accounting for fewer than 10% of our net sales) purchase our products pursuant to arrangements that exhibit fixed-price characteristics in respect of which we have at times and may continue to enter into hedging or similar arrangements, although such hedging arrangements may not always be available. In the future, we may not be able to pass on substantially all of the increases in resin prices to our customers on a timely basis, if at all, which may have a material adverse effect on our competitive position and financial performance.

We source plastic resin primarily from major industry suppliers such as Basell, Chevron,
Dow, ExxonMobil, Huntsman, Lyondell, Nova, Sunoco and Total. We have long-standing relationships with certain of these suppliers but have not entered into a firm supply contract with any of them. We may not be able to arrange for other sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers. Any such shortage may materially negatively impact our competitive position versus companies that are able to better or more cheaply source resin.

Following the Transactions, we plan to pursue opportunities to purchase resin jointly with other Apollo portfolio companies, including Covalence Specialty Materials Corp. We cannot assure you, however, that we will be able to execute such arrangements effectively or that we will realize any or all of the anticipated benefits (including any of the $12.5 million of projected pro forma synergies reflected in our calculation of pro forma Adjusted EBITDA) from them.

We may not be able to compete successfully and our customers may not continue to purchase our products.

We face intense competition in the sale of our products and compete with multiple companies in each of our product lines. We compete on the basis of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Our products also compete with metal, glass, paper and other packaging materials as well as plastic packaging materials made through different manufacturing processes. Some of these competitive products are not subject to the impact of changes in resin prices which may have a significant and negative impact on our competitive position versus substitute products. Our competitors may have financial and other resources that are substantially greater than ours and may be better able than us to withstand price competition. In addition, some of our customers do and could in the future choose to manufacture the products they require for themselves. Each of our product lines faces a different competitive landscape. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. In addition, since we do not have long-term arrangements with many of our customers these competitive factors could cause our customers to shift suppliers and/or packaging material quickly.

We may pursue and execute acquisitions, which could adversely affect our business.

As part of our growth strategy, we plan to consider the acquisition of other companies, assets and product lines that either complement or expand our existing business and create economic value. We cannot assure you that we will be able to consummate any such transactions or that any future acquisitions will be consummated at acceptable prices and terms. We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions involve a number of special risks, including:

• the diversion of management’s attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

• the incorporation of acquired products into our product line;

• the increasing demands on our operational systems;

• possible adverse effects on our reported operating results, particularly during the first several reporting periods after such acquisitions are completed; and

• the loss of key employees and the difficulty of presenting a unified corporate image.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with historical acquisitions and any future acquisitions. We have typically required selling stockholders to indemnify us against certain undisclosed liabilities. However, we cannot assure you that indemnification rights we have obtained, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may not be able to successfully integrate future acquisitions without substantial costs, delays or other problems. The costs of such integration could have a material adverse effect on our operating results and financial condition. In addition, although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

We may not be successful in protecting our intellectual property rights, including our unpatented proprietary know-how and trade secrets, or in avoiding claims that we infringed on the intellectual property rights of others.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

Our success depends in part on our ability to obtain, or license from third parties, patents, trademarks, trade secrets and similar proprietary rights without infringing on the proprietary rights of third parties. Although we believe our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of such persons. Furthermore, no assurance can be given that we will not be subject to claims asserting the infringement of the intellectual property rights of third parties seeking damages, the payment of royalties or licensing fees and/or injunctions against the sale of our products. Any such litigation could be protracted and costly and could have a material adverse effect on our business and results of operations.

Current and future environmental and other governmental requirements could adversely affect our financial condition and our ability to conduct our business.

Our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes and require clean up of contaminated sites. While we have not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology.
Furthermore, violations or contaminated sites that we do not know about (including contamination caused by prior owners and operators of such sites) (or newly discovered information) could result in additional compliance or remediation costs or other liabilities, which could be material. We have limited insurance coverage for potential environmental liabilities associated with historic and current operations and we do not anticipate increasing such coverage in the future. We may also assume significant environmental liabilities in acquisitions. In addition, federal, state, local and foreign governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, in state legislatures and other legislative bodies. While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and many state and local legislative sessions. Although we believe that the laws promulgated to date have not had a material adverse effect on us, there can be no assurance that future legislation or regulation would not have a material adverse effect on us. Furthermore, a decline in consumer preference for plastic products due to environmental considerations could have a negative effect on our business.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages we manufacture pursuant to the Federal Food, Drug and Cosmetic Act.
Furthermore, some of our products are regulated by the Consumer Product Safety Commission
(“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the
Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals and imposing fines and penalties for noncompliance.
Although we use FDA-approved resins and pigments in our products that directly contact food and drug products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with these and other requirements. A recall of any of our products or any fines and penalties imposed in connection with non-compliance could have a materially adverse effect on
us. See “Business—Environmental Matters and Government Regulation.”

In the event of a catastrophic loss of one of our key manufacturing facilities, our business would be adversely affected.

While we manufacture our products in a large number of diversified facilities and maintain insurance covering our facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of our key manufacturing facilities due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

Our future required cash contributions to our pension plans may increase.

Congress recently passed legislation (which was signed into law by President Bush) to reform funding requirements for underfunded pension plans. The legislation, among other things, increases the percentage funding target from 90% to 100% and requires the use of a more current mortality table in the calculation of minimum yearly funding requirements. In fiscal 2005, we contributed $0.5 million to our U.S. defined benefit pension plans. Our future required cash contributions to our U.S. defined benefit pension plans may increase based on the funding reform provisions that were enacted into law. In addition, if the performance of assets in our pension plans does not meet our expectations, if the Pension Benefit Guaranty
Corporation, or PBGC, requires additional contributions to such plans as a result of the
Transactions, or if other actuarial assumptions are modified, our future required cash contributions could increase. Any such increases could have a material and adverse effect on our business, financial condition or results of operations.

The need to make these cash contributions may reduce the cash available to meet our other obligations, including our obligations with respect to the notes, or to meet the needs of our business. In addition, the PBGC may terminate our defined benefit pension plans under limited circumstances, including in the event the PBGC concludes that its risk may increase unreasonably if such plans continue. In the event a plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC of all or a substantial portion of such plan’s underfunding, as calculated by the PBGC based on its own assumptions (which might result in a larger pension obligation than that based on the assumptions we have used to fund such plan), and the PBGC could assert a lien on material amounts of our assets.

Upon consummation of the Transactions, we will be controlled by principal equity holders who will be able to make important decisions about our business and capital structure; their interests may differ from your interests as a debtholder.

Upon consummation of the Transactions, a majority of the common stock of our parent company, Berry Plastics Group, on a fully-diluted basis, will be held by Apollo. As a result,
Apollo will control us and have the power to elect a majority of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of Holdings’ stock, including approving acquisitions or sales of all or substantially all of our assets. The directors elected by Apollo will have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The interests of Holdings’ equity holders may not in all cases be aligned with yours as a holder of notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the holders of the notes might want us to raise additional equity from such equity holders or other investors to reduce our leverage and pay our debts, while such equity holders might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Holdings’ equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes.
Furthermore, Apollo and its respective affiliates have no continuing obligation to provide us with debt or equity financing or to provide us with joint purchasing or similar opportunities with its other portfolio companies. Additionally, Apollo is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Apollo may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Our business operations could be significantly disrupted if members of our senior management team were to leave.

Our success depends to a significant degree upon the continued contributions of our senior management team. Our senior management team has extensive manufacturing, finance and engineering experience, and we believe that the depth of our management team is instrumental to our continued success. We intend to enter into employment agreements with certain executive officers at the closing of the Transactions. The loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives.

Goodwill and other intangibles represent a significant amount of our net worth, and a write-off could result in lower reported net income and a reduction of our net worth.

As of July 1, 2006, the net value of our goodwill and other intangibles was approximately
$833.4 million and would have been, after giving pro forma effect to the Transactions, $1,851.1 million. In July 2001, the Financial Accounting Standards Board issued Statements of Financial
Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under this accounting standard, we are no longer required or permitted to amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the impairment testing guidelines outlined in the standard. Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a noncash charge against results of operations to write-off goodwill for the amount of impairment. If a significant write-off is required, the charge would have a material adverse effect on our reported results of operations and net worth in the period of any such write-off.

CAPITALIZATION

The following table sets forth our cash and capitalization as of July 1, 2006 both on an actual basis and on a pro forma basis to give effect to the Transactions. You should read this table in conjunction with the consolidated financial statements and the related notes included elsewhere in this offering memorandum and “The Transactions,” “Use of Proceeds,”
“Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical
Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results
of Operations.”

	As of July 1, 2006
	Actual	Pro Forma
	(in millions)
Cash	$ 35.3	$ —
Long-term debt, including current portion:
Revolving credit facility(1)	$ —	$ —
Term B loans	—	675.0
Notes offered hereby	—	750.0
New senior subordinated notes	—	425.0
Other existing debt	1,135.8	26.7(2)
Total long-term debt, including current portion	1,135.8	1,876.7
Total stockholders’ equity	227.7	486.3(3)
Total capitalization	$1,363.5	$2,363.0

(1) Our new revolving credit facility will provide for availability of $200.0 million. On the closing date of the
Transactions, we expect that the revolving credit facility will be undrawn (subject to the possibility of borrowings to account for purchase price adjustments). Our borrowing availability will however, be reduced by $14.9 million of letters of credit that we expect to be outstanding on the closing date of the Acquisition.

(2) Consists of capital leases that we expect to remain outstanding after the Transactions. Assumes that 100% of the existing notes are repurchased pursuant to the tender offer.

(3) Pro forma stockholders’ equity will consist of cash equity investments in Berry Plastics Group.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth unaudited pro forma condensed consolidated financial information of Holdings as of and for the 52 weeks ended July 1, 2006, the 26 weeks ended
July 1, 2006 and July 2, 2005 and fiscal 2005 and have been derived by application of pro forma adjustments to our audited and unaudited historical consolidated financial statements included elsewhere in this offering memorandum. The unaudited pro forma condensed consolidated statements of operations give effect to the Transactions as if they had occurred on the first day of the applicable period. The unaudited pro forma balance sheet gives effect to the Transactions as if they had occurred on July 1, 2006.

The unaudited pro forma condensed consolidated financial information includes adjustments directly attributable to the Kerr Acquisition and the Transactions that are expected to have a continuing impact on us. The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed consolidated financial information. The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable.

The Transactions have been accounted for using the purchase method of accounting. The summary pro forma information presented will be revised based upon final calculations and the resolution of purchase price adjustments pursuant to the merger agreement as additional information becomes available. The final allocation of the purchase price in the Acquisition will be determined at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the
Acquisition. An independent third-party appraiser will perform a valuation of these assets as of the closing date of the Acquisition, and upon a final valuation the purchase allocation will be adjusted. Such final adjustments, including increases to depreciation and amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material. This valuation will be based on the actual net tangible and intangible assets and liabilities that existed as of the closing date of the Transactions. In addition, we will record an adjustment to stockholders’ equity at a later date to adjust the carryover basis of continuing ownership.

As a result of the Acquisition, Holdings will be wholly-owned by Berry Plastics Group with assets, liabilities and an equity structure that will not be comparable to historical periods.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations and financial condition would have been had the Kerr
Acquisition and the Transactions actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Risk Factors,” “The Transactions,” “Selected Historical Financial Data,”
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and
our historical consolidated financial statements included elsewhere in this offering memorandum.

Berry Plastics Holding Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of July 1, 2006
(dollars in thousands)
	Historical	Pro Forma Adjustments	Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$ 35,251	$ (35,251)(a)	$ —
Accounts receivable (less allowance for doubtful accounts of $6,376 at July 1, 2006)	166,924	—	166,924
Inventories	163,354	—	163,354
Other current assets	37,868	—	37,868
Total current assets	403,397	(35,251)	368,146
Property, plant and equipment (less accumulated depreciation)	436,470	—	436,470
Intangible assets	833,419	1,017,675 (b)	1,851,094
Total assets	$1,673,286	$ 982,424	$2,655,710
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$ 97,310	$ —	$ 97,310
Accrued interest	17,046	(17,046)(c)	—
Other current liabilities	74,804	—	74,804
Current portion of long-term debt	14,419	(1,200)(d)	13,219
Total current liabilities	203,579	(18,246)	185,333
Long-term debt, less current portion .	1,121,401	742,039 (e)	1,863,440
Other liabilities	120,637	—	120,637
Total liabilities	1,445,617	723,793	2,169,410
Total stockholders’ equity	227,669	258,631 (f)	486,300
Total liabilities and stockholders’ equity	$ 1,673,286	$ 982,424	$ 2,655,710

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
(dollars in thousands)

(a) This adjustment reflects the elimination of cash of $35,251 not being acquired in the
Acquisition.

(b) The Acquisition will be accounted for as a purchase. Preliminarily, we have allocated the excess of the purchase price over the net assets acquired to goodwill (included in intangible assets). Under GAAP, goodwill is not amortized but is reviewed for impairment annually.
We have not begun the process of reviewing our net assets to determine the amount of any write-up or write-down to fair value of the net assets acquired in connection with the
Acquisition. Accordingly, the allocation described below is subject to change. If our non-goodwill assets are written up to fair value in connection with the Acquisition, our expenses in the future will be higher as a result of increased depreciation and amortization of our assets. Similarly, if our non-goodwill assets are written down to fair value, our depreciation and amortization will decrease in the future.

Purchase price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $2,223,300
Estimated transaction costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ......... 113,000
                                                                                        ---------
Total consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2,336,300
Less: Net assets acquired(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,318,625
                                                                                        ---------
Net adjustments(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $1,017,675
                                                                                        ======
(1) Net assets acquired equals the historical basis of the assets acquired $(1,638,035)
less liabilities assumed in the Acquisition not reflected in the purchase price above
$(319,410).

(2) Assumes a 100% step up in basis pursuant to purchase accounting. The final net adjustments will be lower to reflect an adjustment to stockholders’ equity at a later date relating to the carryover basis of continuing ownership.

(c) This adjustment reflects the elimination of the accrued interest as of July 1, 2006 on the debt being repurchased or repaid in connection with the Acquisition.

(d) This adjustment reflects the elimination of the current portion of long-term debt being repurchased or repaid in connection with the Acquisition offset by the current portion of the long-term debt being incurred to finance the Acquisition.

Current portion of debt being repurchased or repaid . . . . . . . . . . . . . . . $(7,950)
Current portion of debt being incurred . . . . . . . . . . . . . . . . . . . . . . . . .    . . 6,750
                                                                                             ------
Net adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $(1,200)
                                                                                                                             =====
(e) This adjustment reflects the incurrence of the long-term debt being incurred to finance the
Acquisition offset by the elimination of the long-term debt being repurchased or repaid in connection with the Acquisition. This adjustment assumes all of the existing notes are repurchased in the tender offer at the closing of the Acquisition.

New term B loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 675,000
New senior subordinated notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   . 425,000
Notes offered hereby . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   . 750,000
Long-term debt being repurchased or repaid, less current
portion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   . . (1,107,961)
                                                                                      ---------
Net adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 742,039
                                                                                      ======
(f) This adjustment reflects the increase to stockholders’ equity resulting from the equity capital being contributed.

Berry Plastics Holding Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the 52 Weeks Ended July 1, 2006
(dollars in thousands)
	Historical	Pro Forma Adjustments	Pro Forma
Net sales	$1,392,601	$ —	$1,392,601
Cost of goods sold	1,109,818	—	1,109,818
Gross profit	282,783	—	282,783
Operating expenses	140,600	—	140,600
Operating income	142,183	—	142,183
Other expenses (income)	(514)	—	(514)
Management fees	—	3,141(a)	3,141
Interest expense, net	87,662	80,498(b)	168,160
Income (loss) before taxes	55,035	(83,639)	(28,604)
Taxes (benefit)	22,882	(35,754)(c)	(12,872)
Net income (loss)	$ 32,153	$ (47,885)	$ (15,732)

Berry Plastics Holding Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the 26 Weeks Ended July 1, 2006
(dollars in thousands)
	Historical	Pro Forma Adjustments	Pro Forma
Net sales	$731,078	$ —	$731,078
Cost of goods sold	583,941	—	583,941
Gross profit	147,137	—	147,137
Operating expenses	70,282	—	70,282
Operating income	76,855	—	76,855
Other expenses (income)	(299)	—	(299)
Management fees	—	1,639 (a)	1,639
Interest expense, net	44,511	39,603 (b)	84,114
Income (loss) before taxes	32,643	(41,242)	(8,599)
Taxes (benefit)	14,731	(18,600)(c)	(3,869)
Net income (loss)	$ 17,912	$(22,642)	$ (4,730)

Berry Plastics Holding Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the 26 Weeks Ended July 2, 2005
(dollars in thousands)

	Historical	Kerr(d)	Adjustments Relating to Kerr Acquisition	Adjustments Relating to the Transactions	Pro Forma
Net sales	$508,181	$168,315	$ —	$ —	$676,496
Cost of goods sold	417,493	139,108	—	—	556,601
Gross profit	90,688	29,207	—	—	119,895
Operating expenses	40,227	15,283	5,334 (e)	—	60,844
Operating income	50,461	13,924	(5,334)	—	59,051
Other expenses	1,569	7,351	—	—	8,920
Management fees	—	—	—	1,500 (a)	1,500
Interest expense, net	30,123	4,343	8,081 (f)	41,268 (b)	83,815
Debt extinguishment fee	7,045	—	—	(7,045)(g)	—
Income (loss) before taxes	11,724	2,230	(13,415)	(35,723)	(35,184)
Taxes (benefit)	6,174	701	(5,138)	(17,569)(c)	(15,832)
Net income (loss)	$ 5,550	$ 1,529	$ (8,277)	$(18,154)	$ (19,352)

Berry Plastics Holding Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For Fiscal 2005
(dollars in thousands)
	Historical	Kerr(d)	Adjustments Relating to Kerr Acquisition	Adjustments Relating to the Transactions	Pro Forma
Net sales	$1,169,704	$168,315	$ —	$ —	$1,338,019
Cost of goods sold	943,370	139,108	—	—	1,082,478
Gross profit	226,334	29,207	—	—	255,541
Operating expenses	110,545	15,283	5,334 (e)	—	131,162
Operating income	115,789	13,924	(5,334)	—	124,379
Other expenses	1,354	7,351	—	—	8,705
Management fees	—	—	—	3,000 (a)	3,000
Interest expense, net	73,274	4,343	8,081 (f)	82,163 (b)	167,861
Debt extinguishment fee	7,045	—	—	(7,045)(g)	—
Income (loss) before taxes	34,116	2,230	(13,415)	(78,118)	(55,187)
Taxes (benefit)	14,325	701	(5,138)	(34,723)(c)	(24,835)
Net income (loss)	$ 19,791	$ 1,529	$ (8,277)	$(43,395)	$ (30,352)

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
(dollars in thousands)

(a) This adjustment reflects the estimated management fees that will be paid to the Sponsors after the Acquisition. It is calculated as the greater of $3,000 or 1.25% of estimated EBITDA per year.

(b) This adjustment reflects the elimination of the historical interest expense incurred on the debt being repurchased or repaid in connection with the Acquisition, including the elimination of the amortization of debt financing costs, offset by the estimated interest expense on the debt being incurred in connection with the Acquisition and the amortization of deferred financing costs incurred in connection therewith. New annual cash interest expense is assumed to be $162,930 related to the $750,000 in aggregate principal amount of notes offered hereby, the $425,000 in aggregate principal amount of new senior subordinated notes, the term B loans under our new senior secured credit facilities in the principal amount of $675,000 and existing capital leases. LIBOR used in the calculation of our assumed interest rates was 5.25%. A 0.125% increase in the variable interest rate on our new senior secured credit facilities would increase the foregoing annual cash interest expense by $844. A 0.125% increase in the assumed interest rate on the notes offered hereby would increase the foregoing annual cash interest expense by $938.

This adjustment also assumes amortization of $43,063 of debt issuance costs on a straightline basis over the life of the related debt. This would have resulted in non-cash interest expense for fiscal 2005, on a pro forma basis, of $600 for the revolving portion of our new senior secured credit facilities, $1,700 for the term B loans under our new senior secured credit facilities, $1,800 for the notes offered hereby and $1,300 for the new senior subordinated notes.

(c) This adjustment reflects the elimination of the historic tax expense on the income of the
Company and Kerr and the new calculation of tax expense (benefit) based on a rate of 45%
on pro forma pre-tax income.

(d) Reflects Kerr’s historical results of operations from January 2, 2005 through June 3, 2005.

(e) This adjustment reflects the addition of intangible amortization in connection with the
Kerr Acquisition.

(f) This adjustment reflects the addition of interest expense in connection with the
Kerr Acquisition.

(g) This adjustment reflects the elimination of deferred financing fees written off in connection with an amendment to our existing senior secured credit facilities in 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements. You should read the following discussion of our results of operations and financial condition with the
“Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical
Financial Data” and the audited condensed consolidated financial statements and related notes included elsewhere in this offering memorandum. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this offering memorandum. Actual results may differ materially from those contained in any forward looking statements. See “Disclosure Regarding
Forward-Looking Statements.”

Overview

We are one of the world’s leading manufacturers and suppliers of value-added plastic packaging products. We believe we hold the number one or number two market position in product lines that represent more than 80% of our net sales. We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 1,500 proprietary molds and an extensive set of internally developed processes and technologies. We sell our packaging solutions to over 12,000 customers comprised of a favorable balance of leading national blue-chip customers as well as a collection of smaller local specialty businesses. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace and have allowed us to maintain industry-leading EBITDA margins. Coupled with our efficient deployment of capital, these high margins have allowed us to consistently generate strong free cash flow and returns on invested capital. Our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates. As a result of these characteristics, over the past 10 years, we have grown our net sales and EBITDA at compounded annual growth rates of 23% and 20%, respectively, with no sequential annual decline in EBITDA in any of the last 15 years.

Critical Accounting Policies and Estimates

We disclose those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the second note to our consolidated financial statements included elsewhere in this offering memorandum. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations, although no assurance can be given as to such effect. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Allowance for doubtful accounts. We evaluate our allowance for doubtful accounts on a quarterly basis and review any significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of our credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience. We believe that, based on past history and our credit policies, the net accounts receivable are of good quality. A ten percent increase or decrease in our bad debt experience would not have a material impact on our results of operations. Our allowance for doubtful accounts was $6.4 million and $5.8 million as of July 1, 2006 and December 31, 2005, respectively.

Inventory obsolescence. We evaluate our reserve for inventory obsolescence on a quarterly basis and review inventory on-hand to determine future salability. We base our determinations on the age of the inventory and the experience of our personnel. We reserve inventory that we deem to be not salable in the quarter in which we make the determination.
We believe, based on past history and our policies and procedures, that our net inventory is salable. A ten percent increase or decrease in our inventory obsolescence experience would not have a material impact on our results of operations. Our reserve for inventory obsolescence was
$8.4 million and $8.5 million as of July 1, 2006 and December 31, 2005, respectively.
Medical insurance. We offer our employees medical insurance that is primarily selfinsured by us. As a result, we accrue a liability for known claims as well as the estimated amount of expected claims incurred but not reported. We evaluate our medical claims liability on a quarterly basis and obtain an independent actuarial analysis on an annual basis. Based on our analysis, we believe that our recorded medical claims liability should be sufficient. A ten percent increase or decrease in our medical claims experience would not have a material impact on our results of operations. Our accrued liability for medical claims was $5.1 million, including reserves for expected medical claims incurred but not reported, as of July 1, 2006 and
December 31, 2005.

Workers’ compensation insurance. Starting in fiscal 2000, we converted the majority of our facilities to a large deductible program for workers’ compensation insurance. On a quarterly basis, we evaluate our liability based on third-party adjusters’ independent analyses by claim.
Based on our analysis, we believe that our recorded workers’ compensation liability should be sufficient. A ten percent increase or decrease in our workers’ compensations claims experience would not have a material impact on our results of operations. Our accrued liability for workers’
compensation claims was $4.3 million and $4.7 million as of July 1, 2006 and December 31,
2005, respectively.

Revenue recognition. Revenue from sales of products is recognized at the time product is shipped to the customer at which time title and risk of ownership transfer to the purchaser.
Impairments of Long-Lived Assets. In accordance with the methodology described in
FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,”
we review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’
carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. No impairments were recorded in the financial statements included elsewhere in this offering memorandum.

Goodwill and Other Indefinite Lived Intangible Assets. In accordance with the methodology described in SFAS No. 142, Goodwill and Other Intangible Assets, we review our goodwill and other indefinite lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable.
Impairment losses are recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’
carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. In addition, we annually review our goodwill and other indefinite lived intangible assets for impairment. No impairments were recorded in the financial statements included elsewhere in this offering memorandum.

Deferred Taxes and Effective Tax Rates. We estimate the effective tax rates and associated liabilities or assets for each of our legal entities in accordance with FAS 109. We use tax-planning to minimize or defer tax liabilities to future periods. In recording effective tax rates and related liabilities and assets, we rely upon estimates, which are based upon our interpretation of United States and local tax laws as they apply to our legal entities and our overall tax structure. Audits by local tax jurisdictions, including the U.S. government, could yield different interpretations from our own and cause us to owe more taxes than originally recorded. For interim periods, we accrue our tax provision at the effective tax rate that we expect for the full year. As the actual results from our various businesses vary from our estimates earlier in the year, we adjust the succeeding interim periods’ effective tax rates to reflect our best estimate for the year-to-date results and for the full year. As part of the effective tax rate, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value.

Pension. Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets. Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates. These assumptions have a significant effect on the amounts reported. Periodically, we evaluate the discount rate and the expected return on plan assets in our defined benefit pension and retiree health benefit plans. In evaluating these assumptions, we consider many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; our historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers. In evaluating our expected retirement age assumption, we consider the retirement ages of our past employees eligible for pension and medical benefits together with our expectations of future retirement ages. We believe our pension and retiree medical plan assumptions are appropriate based upon the above factors. A one percent increase or decrease in our health-care-cost trend rates would not have a material impact on our results of operations. Also, a one quarter percentage point change in our discount rate or expected return on plan assets would not have a material impact on our results of operations.

Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of Holdings and its consolidated subsidiaries. This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs and others could not adversely impact our consolidated financial position, results of operations and cash flows in future periods.

Acquisitions

On November 20, 2003, we acquired Landis for aggregate consideration of approximately
$229.7 million, pursuant to which our wholly-owned subsidiary, Berry Plastics Acquisition
Corporation IV, merged with and into Landis, and Landis became our wholly-owned subsidiary.
The Landis Acquisition was funded through (i) the issuance of $85.0 million aggregate principal amount of notes, which resulted in gross proceeds of $95.2 million, (ii) aggregate net term loan borrowings of $54.1 million under our existing senior secured credit facilities, after giving effect to the refinancing of our prior term loan, (iii) an aggregate common equity contribution of $62.0 million, consisting of contributions of $35.4 million by GS Capital Partners 2000, L.P. and its affiliates, $16.1 million by J.P. Morgan Partners Global Investors, L.P. and its affiliates, and an aggregate of $10.5 million from existing Landis shareholders and (iv) cash on hand. We also agreed to acquire, for $32.0 million, four facilities that Landis leased from certain of its affiliates.
Prior to the closing of the Landis Acquisition, we assigned our rights and obligations to purchase the four facilities owned by affiliates of Landis to an affiliate of W.P. Carey & Co., L.L.C.
and then leased those four facilities from them.

On April 11, 2005, one of our subsidiaries, Berry Plastics de México, S. de R.L. de C.V., acquired all of the injection molding aerosol overcap and closure assets from Euromex Plastics,
S. A. de C.V. (“Euromex”), an injection molding manufacturer located in Toluca, Mexico (the
“Mexico Acquisition”), for aggregate consideration of approximately $8.2 million. The purchase was financed through borrowings under our existing revolving line of credit and cash on hand.
The operations from the Mexico Acquisition have been included in our operations since the acquisition date.

On June 3, 2005, we acquired Kerr, a manufacturer and marketer of closures, bottles, vials, and tubes, for aggregate consideration of approximately $454.8 million, including direct costs associated with the acquisition. The operations from the Kerr Acquisition have been included in our operations since the acquisition date. The purchase price was financed through additional term loan borrowings under an amendment to our existing senior secured credit facilities and cash on hand.

13 Weeks Ended July 1, 2006 (the “Quarter”) compared to the 13 Weeks Ended July 2, 2005
(the “Prior Quarter”)

Net Sales. Net sales increased 33% to $375.1 million for the Quarter from $282.9 million for the Prior Quarter. This $92.2 million increase included approximately $14.6 million or 5% due to the pass through of higher resin costs to our customers, increased base business volume of approximately $2.3 million or 1%, and acquisition volume of $75.3 million primarily attributable to the Kerr Acquisition or 27%. Our resin pounds sold, excluding acquired businesses, increased by 1% in the Quarter over the Prior Quarter. The following discussion in this section provides a comparison of net sales by business segment. Open top net sales increased $18.3 million from the Prior Quarter to $222.8 million for the Quarter. The increase in open top net sales was primarily a result of increased selling prices and base business volume growth in several of the division’s product lines with significant volume growth in the thermoformed PP drink cup line of
26%. Closed top net sales increased $73.9 million from the Prior Quarter to $152.3 million for the
Quarter. The increase in closed top net sales can be primarily attributed to net sales in the
Quarter from the Kerr Acquisition of $75.3 million and increased selling prices on base business partially offset by softness in the overcaps and base closure businesses.

Gross Profit. Gross profit increased by $26.4 million to $75.8 million (20% of net sales) for the Quarter from $49.4 million (17% of net sales) for the Prior Quarter. This 53% dollar increase includes the combined impact of the additional sales volume noted above, productivity improvement initiatives, our financial and mechanical resin hedging programs, and the timing effect of the 5% increase in net selling prices due to higher resin costs passed through to our customers. The increase in gross profit percentage from 17% in the Prior Quarter to 20% in the
Quarter can be primarily attributed to the 5% increase in net selling prices due to higher resin costs passed through to our customers and improvements in the margins of acquired businesses, partially offset by increased raw material costs. In addition, in the Prior Quarter, an expense of $0.7 million was charged to cost of goods sold related to the write-up and subsequent sale of Kerr’s finished goods inventory to fair market value in accordance with purchase accounting. Significant productivity improvements were made since the Prior Quarter, including the installation of state-of-the-art equipment at several of our facilities. These productivity improvements were more than offset by increased costs from inflation such as higher energy prices.

Operating Expenses. Selling expenses increased by $2.1 million to $9.7 million for the
Quarter from $7.6 million for the Prior Quarter principally as a result of increased selling expenses associated with higher sales, including the Kerr Acquisition, partially offset by cost reduction efforts. General and administrative expenses increased by $7.5 million from $9.5 million for the Prior Quarter to $17.0 million for the Quarter primarily as a result of general and administrative expenses from the Kerr Acquisition, increased accrued employee bonus expense, and $1.0 million of stock option expense recorded in the Quarter. Research and development expenses increased by $0.5 million over the Prior Quarter primarily due to the Kerr Acquisition and increased development efforts. Amortization of intangibles increased $3.3 million from the
Prior Quarter to $5.3 million in the Quarter primarily due to the amortization of intangible assets from the Kerr Acquisition. Transition expenses related to integrating acquired businesses were
$2.7 million and $0.4 million in the Quarter and Prior Quarter, respectively. This increase of $2.3 million is primarily due to costs associated with the Kerr Acquisition in the Quarter.

Interest Expense, Net. Net interest expense decreased $0.9 million to $22.5 million for the
Quarter compared to $23.4 million for the Prior Quarter primarily due to a write off of unamortized deferred financing fees of $7.0 million as a result of an amendment to our existing senior secured credit facilities in the Prior Quarter partially offset by interest expense on additional indebtedness utilized to finance the Kerr Acquisition.

Income Taxes. For the Quarter, we recorded income tax expense of $7.4 million or an effective tax rate of 43%. The effective tax rate is greater than the statutory rate due to the impact of state taxes and foreign location losses for which no benefit was currently provided.
The increase of $5.0 million from $2.4 million in the Prior Quarter, or an effective tax rate of
57%, was primarily attributed to the increase in income before income taxes.

Net Income. Net income was $9.7 million for the Quarter compared to $1.8 million for the
Prior Quarter for the reasons discussed above.

26 Weeks Ended July 1, 2006 (“YTD”) Compared to 26 Weeks Ended July 2, 2005 (“Prior YTD”)

Net Sales. Net sales increased $222.9 million, or 43%, to $731.1 million for the YTD from
$508.2 million for the Prior YTD with an approximate 7% increase in net selling price due to higher resin costs passed through to our customers. Our base business volume, excluding selling price changes and acquired business, increased by approximately $3.6 million or 1% in the YTD over the Prior YTD. Our resin pounds sold, excluding acquired businesses, increased by
1% in the YTD over the Prior YTD. The following discussion in this section provides a comparison by business segment. Open top net sales increased $40.7 million from the Prior
YTD to $429.1 million for the YTD. The increase in open top net sales was primarily a result of increased selling prices and base business volume growth in several of the division’s product lines with significant volume growth in the thermoformed PP drink cup line of 24%. Closed top net sales increased $182.2 million from the Prior YTD to $302.0 million for the YTD. The increase in closed top net sales can be primarily attributed to net sales in the YTD from the Kerr
Acquisition and Mexico Acquisition of $181.9 million and $1.8 million, respectively, and increased selling prices partially offset by softness in the overcaps and base closure businesses.

Gross Profit. Gross profit increased by $56.4 million to $147.1 million (20% of net sales) for the YTD from $90.7 million (18% of net sales) for the Prior YTD. This 62% dollar increase was primarily attributed to the increased sales volume noted above. The increase in gross profit percentage from 18% in the Prior YTD to 20% in the YTD can be primarily attributed to the 7%
increase in net selling prices due to higher resin costs passed through to our customers as well as improvements in the margins of acquired businesses, partially offset by increased raw material costs. In addition, in the Prior YTD, an expense of $0.7 million was charged to cost of goods sold related to the write-up and subsequent sale of Kerr’s finished goods inventory to fair market value in accordance with purchase accounting. Significant productivity improvements were made since the Prior YTD, including the addition of state-of-the-art injection molding, thermoforming and post molding equipment at several of our facilities.

Operating Expenses. Selling expenses increased by $5.2 million to $20.1 million for the
YTD from $14.9 million for the Prior YTD principally as a result of increased selling expenses associated with higher sales partially offset by cost reduction efforts. General and administrative expenses increased $13.4 million from $18.4 million for the Prior YTD to $31.8 million for the YTD primarily as a result of general and administrative expenses from the Kerr
Acquisition, increased accrued employee bonus expense, and $2.0 million of stock option expense recorded YTD. Research and development expenses increased by $1.4 million over the
Prior YTD primarily due to the Kerr Acquisition and increased development efforts. An increase of amortization of intangibles of $6.9 million for the YTD from the Prior YTD is primarily due to the amortization of intangible assets from the Kerr Acquisition. Transition expenses related to integrating acquired businesses were $3.8 million and $0.7 million in the YTD and Prior YTD, respectively. This increase of $3.1 million is primarily due to costs associated with the Kerr
Acquisition.

Interest Expense, Net. Net interest expense increased $7.3 million to $44.5 million for the
YTD compared to $37.2 million for the Prior YTD primarily due to increased rates of interest on borrowings and increased borrowings to finance the Kerr Acquisition partially offset by a write off of unamortized deferred financing fees of $7.0 million as a result of an amendment to our existing senior secured credit facilities in the Prior YTD.

Income Taxes. For the YTD, we recorded income tax expense of $14.7 million or an effective tax rate of 45%. The effective tax rate was greater than the statutory rate due to the impact of state taxes and foreign location losses for which no benefit was currently provided.
The increase of $8.5 million from $6.2 million in the Prior YTD, or an effective tax rate of 53%, was attributed to the increase in income before income taxes.

Net Income. Net income was $17.9 million for the YTD compared to $5.6 million for the
Prior YTD for the reasons discussed above.

Year Ended December 31, 2005 Compared to Year Ended January 1, 2005

Net Sales. Net sales increased 44% to $1,169.7 million in 2005 from $814.2 million in 2004.
This $355.5 million increase included approximately $89.5 million or 11% due to the pass through of higher resin costs to our customers, increased base business volume of approximately $32.7 million or 4%, and acquisition volume of $233.3 million or 29%. In 2005, we reorganized our operations into two reportable segments: open top and closed top. The realignment occurred in an effort to integrate the operations of acquired businesses, better service our customers, and provide a more efficient organization. Prior periods have been restated to be aligned with the new reporting structure in order to provide comparable results.
Open top net sales increased $116.4 million in 2005 primarily due to the higher selling prices noted above and strong base business volume growth. The open top division recorded base business volume growth in several product categories with the thermoformed drink cup product line volume increasing over 40% in 2005. Closed top net sales increased $239.0 million with the
Kerr Acquisition and Mexico Acquisition providing closed top net sales of approximately $229.1 million and $4.2 million, respectively in 2005. The increase in closed top net sales was primarily a result of the Kerr Acquisition and Mexico Acquisition and increased selling prices on base business.

Gross Profit. Gross profit increased $51.4 million from $174.9 million (21% of net sales) in
2004 to $226.3 million (19% of net sales) in 2005. This increase of 29% includes the combined impact of the additional sales volume, productivity improvement initiatives, our financial and mechanical resin hedging programs, and the timing effect of the 11% increase in net selling prices due to higher resin costs passed through to our customers. This was partially offset by increased raw material costs and increased manufacturing costs primarily due to cost inflation.
The decline in gross profit percentage from 21% in 2004 to 19% in 2005 can be attributed in part to the mathematical effect of the 11% increase in net selling prices due to higher resin costs passed through to our customers. Also, the historical margin percentage of the business acquired in the Kerr Acquisition was significantly less than our historical gross margin percentage, which reduced our consolidated margin percentage. In addition, an expense of $0.7 million was charged to cost of goods sold in 2005 related to the write-up and subsequent sale of
Kerr’s finished good inventory to fair market value in accordance with purchase accounting. We have continued to consolidate products and business of recent acquisitions to the most efficient tooling and plant location, providing customers with improved products and customer service.

Operating Expenses. Selling expenses increased by $7.7 million to $34.1 million for 2005 from $26.4 million for 2004 principally as a result of increased selling expenses associated with higher sales partially offset by cost reduction efforts. General and administrative expenses increased from $38.5 million to $49.5 million in 2005. This increase of $11.0 million can be primarily attributed to general and administrative expenses from the Kerr Acquisition and increased accrued bonus expenses. Research and development costs increased $2.3 million to
$6.1 million in 2005 primarily as a result of the Kerr Acquisition and increased development efforts. Intangible asset amortization increased from $6.5 million in 2004 to $15.6 million for
2005, primarily as a result of additional intangible assets resulting from the Kerr Acquisition.
Other expenses were $5.2 million for 2005 compared to $5.8 million for 2004. Other expenses in
2005 primarily relate to transition expenses as a result of the Kerr Acquisition and Mexico
Acquisition. Other expenses in 2004 include transition expenses of $4.0 million related to the
Landis Acquisition and $1.8 million related to the shutdown and reorganization of facilities.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs and debt premium, for 2005 was $80.3 million (7% of net sales) compared to $53.2 million
(7% of net sales) in 2004, an increase of $27.1 million. This increase is primarily attributed to a write off of unamortized deferred financing fees of $7.0 million as a result of an amendment to our existing senior secured credit facilities, additional indebtedness utilized to finance the Kerr
Acquisition, and increased rates of interest on borrowings.

Income Taxes. In 2005, we recorded income tax expense of $14.3 million, or an effective tax rate of 42%, compared to $17.7 million, or an effective tax rate of 44%, in 2004. The decrease of $3.4 million can be attributed to a decrease in net income before income taxes for the reasons stated above. The effective tax rate is greater than the statutory rate due to the impact of state taxes and foreign location losses.

Net Income. We recorded net income of $19.8 million in 2005 compared to $23.0 million in
2004 for the reasons stated above.

Year Ended January 1, 2005 Compared to Year Ended December 27, 2003

Net Sales. Net sales increased 48% to $814.2 million in 2004 from $551.9 million in 2003.
This $262.3 million increase included approximately $23.5 million or 4% due to the pass through of higher resin costs to our customers, increased base business volume of approximately $29.5 million or 6%, and acquisition volume of $209.3 million or 38%. In 2005, we reorganized our operations into two reportable segments: open top and closed top. The realignment occurred in an effort to integrate the operations of acquired businesses, better service our customers, and provide a more efficient organization. Prior periods have been restated to be aligned with the new reporting structure in order to provide comparable results. Open top net sales increased
$254.6 million in 2004 primarily due to the higher selling prices noted above, acquisition volume, and strong base business volume growth. The Landis Acquisition provided open top net sales of approximately $227.9 million in 2004 versus $20.1 million in 2003. Due to the movement of business between the acquired Landis facilities and our pre-existing facilities, the amount of sales related to the Landis Acquisition is estimated. The open top division recorded base business volume growth in several product categories with the thermoformed drink cup product line volume increasing over 93% in 2004. Closed top net sales increased $7.7 million primarily due to the higher selling prices noted above and increased volume in the U.S. closure product line.

Gross Profit. Gross profit increased $43.8 million from $131.1 million (24% of net sales) in
2003 to $174.9 million (21% of net sales) in 2004. This increase of 33% includes the combined impact of the additional sales volume, productivity improvement initiatives, and the timing effect of the 4% increase in net selling prices due to higher resin costs passed through to our customers partially offset by increased raw material costs. The historical margin percentage of the business acquired in the Landis Acquisition was significantly less than our historical gross margin percentage, which reduced our consolidated margin percentage. We have continued to consolidate products and business of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the Landis integration, in the fourth quarter of 2003, we closed our Monticello, Indiana facility, which was acquired in the
Landis Acquisition. The business from this location was distributed throughout our facilities. In addition, we completed the integration of the Landis facilities in 2004 to our integrated computer software system. Also, significant productivity improvements were made on the base business in 2004, including the addition of state-of-the-art injection molding, thermoforming and post molding equipment at several of our facilities.

Operating Expenses. Selling expenses increased by $2.5 million to $26.4 million for 2004 from $23.9 million principally as a result of increased selling expenses associated with higher sales partially offset by cost reduction efforts. General and administrative expenses increased from $25.7 million to $38.5 million in 2004. This increase of $12.8 million can be primarily attributed to the Landis Acquisition and increased accrued bonus expenses. Research and development costs increased $0.3 million to $3.8 million in 2004 primarily as a result of the
Landis Acquisition. Intangible asset amortization increased from $3.3 million in 2003 to $6.5 million for 2004, primarily as a result of additional intangible assets resulting from the Landis
Acquisition. Other expenses were $5.8 million for 2004 compared to $3.6 million for 2003. Other expenses in 2004 include transition expenses of $4.0 million related to the Landis Acquisition and $1.8 million related to the shutdown and reorganization of facilities. Other expenses in 2003 include transition expenses of $1.5 million related to recently acquired businesses and reorganization of facilities, $1.1 million related to the shutdown of facilities, and $1.0 million related to an acquisition that was not completed.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs and debt premium, for 2004 was $53.2 million (7% of net sales) compared to $45.7 million
(8% of net sales) in 2003, an increase of $7.5 million. This increase is primarily attributed to additional indebtedness utilized to finance the Landis Acquisition partially offset by decreased rates of interest on borrowings and debt principal reductions.
Income Taxes. In 2004, we recorded income tax expense of $17.7 million for income taxes, or an effective tax rate of 44%, compared to $12.5 million, or an effective tax rate of 49%, for fiscal 2003. The effective tax rate is greater than the statutory rate due to the impact of state taxes and foreign location losses for which no benefit was currently provided. The increase of
$5.2 million over 2003 can be primarily attributed to improved operating performance.

Net Income. We recorded net income of $23.0 million in 2004 compared to $13.0 million in
2003 for the reasons stated above.

Income Tax Matters

As of December 31, 2005, we had unused operating loss carryforwards of $65.9 million for federal income tax purposes which begin to expire in 2012. Alternative minimum tax credit carryforwards of approximately $6.4 million are available to us indefinitely to reduce future years’ federal income taxes. As a result of the Acquisition and Kerr Acquisition, the unused operating loss carryforward is subject to an annual limitation. We are in the process of finalizing the computation to determine the limitation due to the Acquisition and the Kerr Acquisition and
have preliminarily estimated the aggregate limit as a result of the Acquisition and Kerr
Acquisition to be approximately $29.6 million per year. As part of the effective tax rate calculation, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. Our valuation allowance against deferred tax assets was $6.7 million and $6.2 million as of December 31, 2005 and January 1, 2005, respectively.

Liquidity and Capital Resources Prior to the Transactions
Prior to the Transactions, our primary sources of liquidity have been available cash, cash flow from operations and borrowings under our existing senior secured credit facilities. We had
$35.2 million of cash at July 1, 2006 and had approximately $135.3 million of borrowings available under our existing revolving credit facility. At July 1, 2006, there were no borrowings outstanding under our existing revolving credit facility; however, approximately $14.7 million of the facility was utilized in connection with outstanding letters of credit.

As of July 1, 2006, we had $1,135.8 million of total indebtedness outstanding as follows (in millions):

	Total Debt at July 1, 2006	Short-Term Debt And Current Maturities of Long-Term Debt	Long-Term Portion
Existing senior secured credit facilities	$ 767.1	$ 7.9	$ 759.2
Existing senior subordinated notes	335.0	—	335.0
Debt premium	7.1	—	7.1
Capital leases	26.6	6.5	20.1
	$1,135.8	$ 14.4	$1,121.4

Our working capital at July 1, 2006 was $196.0 million, reflecting a nominal decrease of
$11.3 million from our prior year-end working capital of $211.1 million.

Liquidity and Capital Resources Following the Transactions

We expect that, following the Transactions, our primary sources of liquidity will be cash flow from operations and funds available under our new senior secured credit facilities. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources of funds.

After completion of the Transactions, we will be a highly leveraged company, having incurred substantial debt, including the notes offered hereby, which will result in a significant increase in our interest expense in future periods. On a pro forma basis, after giving effect to the
Transactions as if they had occurred on July 1, 2006, we would have had $1,876.7 million in indebtedness. Payments required to service this indebtedness will substantially increase our liquidity requirements as compared to prior years.

As part of the Transactions, we will (i) issue the notes offered hereby, totaling $750.0 million in aggregate principal amount, (ii) issue the new senior subordinated notes, totaling $425.0 million in aggregate principal amount, and (iii) enter into our new senior secured credit facilities consisting of term B loans in the principal amount of $675.0 million and a revolving credit facility in an aggregate amount of up to $200.0 million. At closing of the Transactions, we expect to borrow $675.0 million consisting of term B loans and to make no borrowings under the revolving credit facility. We expect, however, that there will be $14.9 million of letters of credit outstanding, which will reduce borrowing capacity under the revolving credit facility dollar for dollar. Any borrowings under the revolving credit facility would be available to fund our working capital requirements, capital expenditures and for other general corporate purposes. The term B loans are expected to require scheduled quarterly payments beginning in December of 2006, each equal to 0.25% of the original principal amount of the loans for the first 6 years and 3 quarters. The remaining balance of the term B loans is expected to be due and payable in full in September
2013. The revolving credit facility is expected to be available until September 2012. The notes will
mature on         , 2014 and the new senior subordinated notes will mature on       , 2016. Our
new senior secured credit facilities, the notes offered hereby and the new senior subordinated notes will be guaranteed by substantially all of our existing, and certain of our future, domestic subsidiaries.

Our new senior secured credit facilities contain various restrictive covenants. They will prohibit us from prepaying indebtedness that is junior to such debt (subject to certain exceptions) and will require us to maintain a maximum secured leverage ratio. In addition, our new senior secured credit facilities will, among other things, limit our ability to incur indebtedness or liens, make investments or declare or pay dividends. The indentures governing the notes offered hereby and the new senior subordinated notes will, among other things:
(i) limit our ability and the ability of our subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates; and (ii) place restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our assets. However, all of these covenants are subject to significant exceptions. For more information, see “Description of Other
Indebtedness” and “Description of the Notes.”

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness, including the notes, or to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our new senior secured credit facilities, will be adequate to meet our short-term liquidity needs.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the notes offered hereby, on or before maturity. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facilities and the notes offered hereby, on commercially reasonable terms or at all. See “Risk Factors—Risk Factors Related to an
Investment in the Notes—We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.”

Contractual Obligations and Off Balance Sheet Transactions Following the Transactions

As of December 31, 2005, after giving pro forma effect to the Transactions, our contractual obligations would have included the following:

                                                                                                                                          Payments Due by Period at December 31, 2005
                                                                                                      ------------------------------------------------------------------------------------------------------------------------------
Pro Forma Contractual Obligations                                     Total                       < 1 year                        1-3 years                        4-5 years                      > 5 years
                                                                                                     --------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                                            (dollars in thousands)
Term B loans	$ 675,000	$ 6,750	$ 13,500	$ 13,500	$ 641,250
Notes offered hereby	750,000	—	—	—	750,000
New senior subordinated notes	425,000	—	—	—	425,000
Other long-term debt—capital leases	31,048	6,925	9,743	6,351	8,029
Interest on long-term debt obligations(1)	1,335,063	161,313	322,625	322,625	528,500
Operating lease obligations	187,804	25,015	40,797	33,157	88,835
Purchase obligations(2)	61,504	61,504	—	—	—
Totals	$3,465,419	$261,507	$386,665	$375,633	$2,441,614

(1) Based on long-term debt obligations outstanding as of July 1, 2006 after giving pro forma effect to the
Transactions.

(2) Represents open purchase commitments for purchases of resin and capital expenditures in the normal course of operations.

Cash Flow

Net cash provided by operating activities was $87.1 million for the YTD compared to $51.4 million for the Prior YTD. The increase of $35.7 million is primarily the result of improved operations as operating income before depreciation and amortization increased $46.2 million over the Prior YTD. Net cash provided by operating activities was $101.5 million in 2005 as compared to $75.2 million in 2004. This increase of $26.3 million can be primarily attributed to improved operating performance partially offset by increased working capital needs due to revenue growth and increased resin costs. Net cash provided by operating activities was $75.2 million in 2004 as compared to $79.8 million in 2003. This decrease of $4.6 million can be primarily attributed to increased working capital needs due to revenue growth, increased resin costs, and increased quantities of resin as a result of strategic prepurchases of resins partially offset by improved operating performance.

Net cash used for investing activities decreased from $498.7 million for the Prior YTD to
$52.2 million for the YTD primarily as a result of the Kerr Acquisition in the Prior YTD. Capital spending of $52.2 million in the YTD included $6.1 million for buildings and systems, $14.2 million for molds, $22.4 million for molding and decorating machines, and $9.5 million for accessory equipment and systems. Net cash used for investing activities increased from $45.5 million in 2004 to $520.0 million in 2005 primarily as a result of the Kerr Acquisition and Mexico
Acquisition in 2005. Our capital expenditure budget for 2006 is expected to be approximately
$90.0 million, which includes a significant amount of expenditures for capacity additions and other growth opportunities across our business, as well as expenditures related to cost-saving opportunities and our estimated annual level of maintenance capital expenditures of approximately $22.0 million. Our capital expenditures for the 26 weeks ended July 1, 2006 totaled $52.2 million. Net cash used for investing activities decreased from $265.7 million in
2003 to $45.5 million in 2004 primarily as a result of the Landis Acquisition in 2003 and the receipt of $7.4 million in 2004 related to the working capital adjustment from the Landis
Acquisition. In addition, Berry Plastics U.K. Limited, one of our foreign subsidiaries, sold the manufacturing equipment, inventory, and accounts receivable of its U.K. milk cap business to
Portola Packaging U.K. Limited. The transaction valued at approximately $4.0 million closed in
April 2004. The U.K. milk cap business represented less than $3.0 million of our annual consolidated net sales. Capital expenditures in 2005 were $57.8 million, an increase of $5.2 million from $52.6 million in 2004. Capital expenditures in 2005 included investments of $9.0 million for facility additions and renovations, production systems and offices necessary to support production operating levels throughout the company, $19.7 million for molds, $10.4 million for molding and decorating equipment, and $18.7 million for accessory equipment and systems.

Net cash used for financing activities was $24.6 million for the YTD compared to $452.7 million provided by financing activities in the Prior YTD. This change of $477.3 million can be primarily attributed to the financing obtained in connection with the Kerr Acquisition in the Prior
YTD. In addition, in June 2006, we made a voluntary prepayment of $20.0 million on our existing senior term loan facility. Net cash provided by financing activities was $443.2 million in
2005 as compared to cash used for financing activities of $55.7 million in 2004. The change can be primarily attributed to the financing of the Kerr Acquisition and Mexico Acquisition in 2005.
Net cash used for financing activities was $55.7 million in 2004 as compared to cash provided by financing activities of $196.8 million in 2003. The change can be primarily attributed to the
Landis Acquisition financing in 2003 and the voluntary prepayment of $45.0 million of the senior term loans in 2004.

Increased working capital needs occur whenever we experience strong incremental demand or a significant rise in the cost of raw material, particularly plastic resin. However, we anticipate that our cash interest, working capital and capital expenditure requirements for 2006 will be satisfied through a combination of funds generated from operating activities and cash on hand, together with borrowings under our new senior secured credit facilities. We base such belief on historical experience and the substantial funds available under our new senior secured credit facilities. However, we cannot predict our future results of operations and our ability to meet our obligations involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section. In particular, increases in the price of resin which we are unable to pass through to our customers or significant acquisitions could severely impact our liquidity.

Interest Rate Sensitivity

We will be exposed to market risk from changes in interest rates primarily through our new senior secured credit facilities. Our new senior secured credit facilities are expected to be comprised of (i) a $675.0 million term loan and (ii) a $200.0 million revolving credit facility.
Borrowings under our new senior secured credit facilities are expected to bear interest, at our option, at either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six month interest period, or a nine- or twelve-month period, if available to all relevant lenders, in each case, plus an applicable margin. The alternate base rate is expected to mean the greater of
(i) Credit Suisse’s prime rate and (ii) one-half of 1.0% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York. The adjusted
LIBOR rate is expected to be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the applicable loan and the maximum reserve percentages established by the Board of
Governors of the U.S. Federal Reserve to which our lenders are subject.

Resin Cost Sensitivity

We are exposed to market risk from changes in plastic resin prices that could impact our results of operations and financial condition. We purchased approximately $385.0 million of resin in fiscal 2005 with approximately 23% of our resin pounds, on a pro forma basis, being
HDPE, 11% LDPE, 62% PP, 3% PET and 1% other. We have contractual price escalators and de-escalators tied to the price of resin with customers representing more than 60% of net sales that result in price increases/decreases to these customers in a relatively short period of time, typically quarterly. In addition, we have historically had success in passing through price increases and decreases in the price of resin to customers without indexed price agreements.
Less than 10% of our net sales are generated from arrangements that exhibit fixed-price characteristics, and we have at times and may continue to enter into negotiated purchase agreements with resin suppliers to lock-in a level of profitability on these arrangements. We also opportunistically pursue resin forward hedging transactions in order to manage our resin spend and further align our costs with our prices to our customers. We can further seek to mitigate the effect of resin price movements through our ability to accommodate raw material switching for certain products between HDPE and PP as prices fluctuate and reducing the quantity of resin in certain of our products. We believe that using the methods described above we have a proven strategy for managing changes in resin prices as evidenced by our consistent profitability and earnings growth throughout recent periods of historically high resin volatility.
Further, following the Transactions, we plan to pursue opportunities to jointly purchase resin and other services and materials with other Apollo portfolio companies, including Covalence
Specialty Materials Corp., which we believe to be one of the largest purchasers of PE resin in the world. These relationships should allow us to further improve our ability to manage our cost of goods.

Our plastic resin purchasing strategy is to deal with only high-quality, dependable suppliers, such as Basell, Chevron, Dow, ExxonMobil, Huntsman, Lyondell, Nova, Sunoco and Total. We
believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future. The resin market is a global market and, based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurances as to such availability or the prices thereof.

BUSINESS

Our Company

We are one of the world’s leading manufacturers and suppliers of value-added plastic packaging products. We believe we hold the number one or number two market position in product lines that represent more than 80% of our net sales. We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 1,500 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include open top containers, drink cups, bottles, closures and overcaps, tubes and prescription vials which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail. We sell our packaging solutions to over 12,000 customers comprised of a favorable balance of leading national blue-chip customers as well as a collection of smaller local specialty businesses. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace and have allowed us to maintain industryleading
EBITDA margins. Coupled with our efficient deployment of capital, these high margins have allowed us to consistently generate strong free cash flow and returns on invested capital.
Our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates. As a result of these characteristics, over the past 10 years, we have grown our net sales and EBITDA at compounded annual growth rates of 23% and 20%, respectively, with no sequential annual decline in EBITDA in any of the last 15 years. For the fifty-two weeks ended July 1, 2006, we generated net sales and pro forma Adjusted EBITDA of approximately $1.4 billion and $287.1 million, respectively.

We operate in the plastic packaging segment of the $109 billion U.S. packaging sector, which accounted for $39 billion, or 36%, of total U.S. packaging industry sales in 2003. Demand for plastic packaging products is driven by the consumption of consumer products including food, beverages, pharmaceuticals and personal care products. The U.S. plastic packaging industry is expected to grow 5.2% per year to $65 billion in sales, or 43% of the total U.S.
packaging market, by 2013. According to Freedonia, while the packaging industry as a whole is expected to grow at 3.4% per year, plastic packaging has and is expected to continue to outpace the growth of other packaging types as a result of conversions from paper, metal and glass to plastic due to cost and performance advantages. These advantages include plastic’s inherent weight benefits, shatter resistance, barrier properties, printability, strength, resistance to rust and ease of dispensing. In addition, further growth in plastic packaging has been enhanced by technological advances that continue to reduce product costs, enhance plastic performance and improve graphics characteristics.

Our Strengths

We believe that our consistent financial performance is the direct result of the following competitive strengths:

Leading positions across a broad product offering. Over 80% of our 2005 pro forma net sales were generated in product lines where we believe we have a number one or number two market position. Through quality manufacturing, innovative product design, a focus on customer service and a skilled and dedicated workforce, we have achieved leading competitive positions in the majority of our major product lines including thinwall, pry-off, dairy and clear
PP containers; drink cups; spice and pharmaceutical bottles and prescription vials; and spirits,

continuous thread and pharmaceutical closures. We believe that our leading market positions enable us to attract blue chip customers, cross-sell products, launch new products and maintain high margins relative to our competitors.

Large, diverse and stable customer base. We sell our products to a highly diverse base of over 12,000 customers that are principally engaged in industries that are considered to be generally less sensitive to changing economic conditions, including pharmaceuticals, food, dairy and health and beauty. Our top 10 customers accounted for only 28% of net sales and our largest customer accounted for less than 6% of net sales for the fifty-two weeks ended July 1,
2006. Our co-design capabilities and proactive approach to customer service makes us an integral part of our customers’ long-term marketing and packaging decisions. This commitment to service and quality has resulted in numerous single-source and long-term relationships. For example, the average term of our relationships with our top 10 customers is 21 years. We have received numerous service, quality and package design awards from customers including
Alberto Culver, Bayer, Clorox, Kraft and Perseco (McDonald’s).

Strong organic growth through continued focus on best-in-class technology and innovation. We believe that our manufacturing technology and expertise are best-in-class and that we are a leader in manufacturing expertise and new product innovation, as evidenced by our offering of an extensive proprietary product line of value-added plastic packaging in North
America. We currently own over 1,500 proprietary molds and have pioneered a variety of production processes such as what we believe to be the world’s largest deep draw PP thermoforming system for drink cups. Other recent examples of product design successes include an innovative prescription package for Target Stores, a proprietary flip-top closure for tubes and our Vent Band™ compression closure for isotonic beverages (e.g. Gatorade®). This skill set has allowed us to consistently achieve annual organic volume growth in excess of market growth rates. We focus our research and development efforts on high value-added products that offer unique performance characteristics and provide opportunities to achieve premium pricing and further enhance our strategic position with our customers. Our sales force of over 100 dedicated professionals works collaboratively with our customers’ marketing departments in identifying and delivering new package designs.

Scale and low-cost operations drive profitability. We are one of the largest domestic manufacturers and suppliers of plastic packaging products and we believe we are one of the lowest cost manufacturers in the industry. We believe our size enables us to achieve superior operating efficiencies and financial results through several scale-driven advantages. Our large, high volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of our competitors as we can leverage our fixed costs, higher capacity utilization and longer production runs. Our scale also enhances our purchasing power and lowers our cost of raw materials such as resin. In addition, as a result of the strategic location of our 25 manufacturing facilities and our national footprint of several warehouse and distribution facilities which are located near our customers, we have broad distribution capabilities, which reduce shipping costs and allow for quick turnaround times to our customers. In addition, each of our over 240 managers is charged with meeting specific productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets.

Ability to pass through changes in the price of resin. We have generally been able to pass through to our customers increases in costs of raw materials, especially resin, the principal raw material used in manufacturing our products. Historically, we have consistently grown our earnings even during periods of volatility in raw material markets. We have contractual price escalators/de-escalators tied to the price of resin with customers representing more than 60% of net sales that result in relatively rapid price adjustments to these customers. In addition, we have experienced high success rates in quickly passing through increases and decreases in the price of resin to customers without indexed price agreements. Following the Transactions, we plan to pursue opportunities to jointly purchase resin with other Apollo portfolio companies, including Covalence Specialty Materials Corp., which we believe to be one of the largest purchasers of PE resin in the world. These joint-purchasing opportunities should generate further benefits in terms of our ability to manage our material costs.

Track record of strong, stable free cash flow. Our strong earnings, combined with our modest capital expenditure profile, limited working capital requirements and relatively low cash taxes due to various tax attributes result in the generation of significant free cash flow. We have a consistent track record of generating high free cash flow as a percentage of net sales relative to our plastic packaging peers. In addition, the capital expenditures required to support our targeted manufacturing platforms and market segments is lower than in many other areas of the plastic packaging industry.

Motivated management team with highly successful track record. We believe our management team is among the deepest and most experienced in the packaging industry. Our
12 senior executives possess an average of 20 years of packaging industry experience, and have combined experience of over 236 years at Berry. The senior management team includes
President and CEO Ira Boots, who has been with us for 28 years, and COO Brent Beeler and CFO
Jim Kratochvil, who have each been with us for over 21 years. This team has been responsible for developing and executing our strategy that has generated a track record of earnings growth and strong free cash flow. In addition, management has successfully integrated 22 acquisitions since 1988, and has generally achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale. Members of our senior management team and certain other employees will own approximately 22% of the equity of Berry Plastics Group on a fully diluted basis after giving effect to the Transactions.

Our Strategy

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability and maximize free cash flow. Our strategy to achieve these goals includes the following elements:

Increase sales to our existing customers. We believe we have significant opportunities to increase our share of the packaging purchases made by our over 12,000 existing customers as we expand our product portfolio and extend our existing product lines. For example, our open top and closed top divisions are penetrating new markets with new products such as plastic ice cream containers, thermoformed PP containers in the prepared foods and deli packaging market, extruded bottles for shaving can systems in the shave gel market, and plastic pry-off containers in the home improvement market. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendor relationships. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we can provide our customers with a cost-effective, single source from which to purchase a broad range of their plastic packaging needs. For example, we were recently awarded all the cultured dairy container business from Dean Foods, in addition to the single source position we already maintain with respect to Dean Foods frozen foods plastic packaging.

Aggressively pursue new customers. We intend to aggressively pursue new customer relationships in order to drive additional organic growth. We believe that our national direct sales force, our ability to offer new customers a cost-effective, single source from which to purchase a broad range of plastic packaging products and our proven ability to design innovative new products position us well to continue to grow and diversify our customer base.
For example, our proprietary deep draw polypropylene thermoforming technology has allowed us to recently add Yum! Brands as a customer.

Manage costs and capital expenditures to drive free cash flow and returns on capital. We continually focus on reducing our costs in order to maintain and enhance our low-cost position.
We employ a team culture of continuous improvement operating under an ISO management system and employing Six Sigma throughout the organization. Our principal cost-reduction strategies include (i) leveraging our scale to reduce material costs, (ii) efficiently reinvesting capital into our manufacturing processes to maintain technological leadership and achieve productivity gains, (iii) focusing on ways to streamline operations through plant and overhead rationalization and (iv) monitoring and rationalizing the number of vendors from which we purchase materials in order to increase our purchasing power. In addition, each of our over 240 managers is charged with meeting specific productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets. Return on capital is a key metric throughout the organization and we require that capital expenditures meet certain return thresholds, which encourages prudent levels of spending on expansion and cost saving opportunities.

Selectively pursue strategic acquisitions. In addition to the significant growth in earnings and cash flow we expect to generate from organic volume growth and continued cost reductions, we believe that there is an opportunity for future growth through selective and prudent acquisitions. Our industry is highly fragmented and our customers are focused on working with a small set of key vendors. We have a successful track record of executing and integrating acquisitions, having completed 22 acquisitions since 1988, and have developed an expertise in synergy realization. We intend to continue to apply a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and further developing our scale and diversity in new or existing product lines.

Products, Markets and Customers

The product categories on which we focus utilize similar manufacturing processes, share common raw materials (principally PP and PE resin) and sell into end markets where customers demand innovative packaging solutions and quick and seamless design and delivery. We organize our business into two operating divisions: open top and closed top.

Open Top

Our open top division is comprised of three product categories: containers, drink cups, and housewares. The largest end-uses for our containers are food products, building products, chemicals and dairy products. We believe that we offer one of the broadest product lines among
U.S.-based injection-molded plastic container and drink cup manufacturers and are a leader in thermoformed container and drink cup offerings, which provide a superior combination of value and quality relative to competing processes. Many of our open top products are manufactured from proprietary molds that we develop and own, which results in significant switching costs to our customers. In addition to a complete product line, we have sophisticated printing capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and add material value to, our customers’ packaging design process. Our product engineers work directly with customers to design and commercialize new drink cups and containers. In order to identify new markets and applications for existing products and opportunities to create new products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force works with our product design engineers and artists to satisfy customers’ needs. Our low-cost manufacturing capability with plants strategically located throughout the United States and a dedication to high-quality products and customer service have allowed us to further develop and maintain strong relationships with our attractive base of franchise customers. We have a diverse customer base for our open top products, and no single open top customer exceeded 7% of our total net sales in fiscal 2005. Our primary competitors include Airlite, Huhtamaki, Letica, Polytainers, Radnor Holdings and Solo.
These competitors individually only compete on certain of our open top products, whereas we offer the entire selection of open top products described below.

Containers. We manufacture a collection of nationally branded container products and also seek to develop customized container products for niche applications by leveraging of our state-of-the-art design, decoration and graphic arts capabilities. This mix allows us to both achieve significant economies of scale, while also maintaining an attractive portfolio of specialty products and has allowed us to achieve high EBITDA margins. Our container capacities range from 4 ounces to 5 gallons and are offered in various styles with accompanying lids, bails and handles, some of which we produce, as well as a wide array of decorating options.

Drink Cups. We believe that we are the largest provider of large size thermoformed PP and injection-molded plastic drink cups in the United States. We are the leading producer of
32 ounce or larger thermoformed PP drink cups and offer a product line with sizes ranging from
12 to 44 ounces. Our thermoform process uses PP instead of more expensive polystyrene in producing deep draw drink cups to generate a cup of superior quality with a material competitive cost advantage versus thermoformed polystyrene drink cups. Additionally, we produce injection-molded plastic cups that range in size from 12 to 64 ounces. Primary markets for our plastic drink cups are quick service and family dining restaurants, convenience stores, stadiums and retail stores. Many of our cups are decorated, often as promotional items, and we believe we have a reputation in the industry for innovative, state-of-the-art graphics.

Housewares. Our participation in the housewares market is focused on producing semidisposable plastic housewares and plastic garden products. Examples of our products include plates, bowls, pitchers, tumblers and outdoor flowerpots. We sell virtually all of our products in this market through major national retail marketers and national chain stores, such as Wal-Mart.
PackerWare is our recognized brand name in these markets and PackerWare branded products are often co-branded by our customers. Our strategy in this market has been to provide high value to consumers at a relatively modest price, consistent with the key price points of the retail marketers. We believe outstanding service and the ability to deliver products with timely combination of color and design further enhance our position in this market. This focus allowed
PackerWare to be named Wal-Mart’s category manager for its entire seasonal housewares department.

Closed Top

Our closed top division is comprised of three product categories; closures and overcaps, prescription vials and bottles and tubes. We believe that this line of products gives us a competitive advantage in being able to provide a complete plastic package to our customers.
We have a number of leading positions in which we have been able to leverage this capability such as prescription vial packages and Tab II® pharmaceutical packages. Our design center and product development engineers, combined with our world class manufacturing facilities, give us the ability to take projects from concept to end product. We utilize the latest in manufacturing technology, from mold design to vision systems, to meet our high quality standards. We have a diverse customer base for our closed top products, and no single closed top customer exceeded
3% of our total net sales in fiscal 2005. Our primary competitors include Alcoa, Cebal, Graham
Packaging, Owens-Illinois, Phoenix, Rexam, Seaquist and Silgan. These competitors individually only compete on certain of our closed top products. We believe that we are the only industry participant that offers the entire product line of closed top products described below.

Closures and Overcaps. We are a leading producer of closures and overcaps in many of our product lines including continuous thread and child resistant closures and aerosol overcaps.
We currently sell our closures into numerous end markets, including pharmaceutical, vitamin and nutritional, healthcare, food and beverage and personal care. In addition to traditional closures, we are a provider of a wide selection of custom closure solutions including fitments and plugs for medical applications, cups and spouts for liquid laundry detergent and dropper bulb assemblies for medical and personal care applications. Further, we believe that we are the leading domestic producer of injection-molded aerosol overcaps. Our aerosol overcaps are used in a wide variety of consumer goods including spray paints, household and personal care products, insecticides and numerous other commercial and consumer products. We believe our technical capabilities, expertise and low cost position have allowed us to become the leading provider of closures and overcaps to a diverse set of leading companies in the markets we serve. Our manufacturing advantage is driven by our position on the forefront of various processes including the latest in single and bi-injection technology, molding of thermoplastic and thermoset resins, compression molding of thermoplastic resins, accurate reproduction of colors and proprietary packing technology that minimizes freight cost and warehouse space.
Many of our overcaps and closures are manufactured from proprietary molds, which we develop and own and which results in significant switching costs to our customers. In addition, we utilize state of the art lining, assembly, and decorating equipment in secondary operations.
We have a strong reputation for quality and have received numerous “Supplier Quality
Achievement Awards” from customers in different markets.

Prescription Vials and Bottles. Our prescription vial and bottle businesses target similar markets as our closure business. We believe we are the leading supplier of spice containers in the United States and have a leadership position in various vitamin and nutritional markets, as well as selling bottles into prescription and pharmaceutical applications. Additionally, we are a leading supplier in the prescription vial market, supplying a complete line of amber plastic vials with both one-piece and two-piece child resistant closures. We offer a variety of personal care packages, and see the personal care market as a strong opportunity to grow our business. While offering a set of stock bottles in the vitamin and nutritional markets, our design capabilities, along with internal engineering strength give us the ability to compete on customized designs to provide differentiation from traditional packages. We expect our bottle segment to experience continued growth in the healthcare product line, as the patented child resistant and senior friendly Tab II® product offering gains popularity. Our strong product offerings in continuous threaded, child-resistant, and tamper-evident closures, make “one-stop” shopping available to many key customers. We offer our customers decorated bottles with hot stamping, silk screening and labeling.

Tubes. We believe that we are one of the largest suppliers of plastic squeeze tubes in the
United States. We offer a complete line of tubes from 1⁄E2” to 23⁄E16” in diameter. Our focus has been to ensure that we are able to meet the increasing trend towards large diameter tubes with high-end decoration. The majority of our tubes are sold in the personal care market, focusing on products like facial/cold creams, shampoos, conditioners, bath/shower gels, lotions, sun care, hair gels and anti aging creams. We also sell our tubes into the pharmaceutical and household chemical markets. We believe that our ability to provide creative package designs, with state of the art decorating, combined with a complementary line of dispensing closures, makes us a preferred supplier for many customers in our target markets.

Marketing and sales

We reach our large and diversified base of over 12,000 customers primarily through our direct field sales force of over 100 dedicated professionals. Our field sales, production and support staff meet with customers to understand their needs and improve our product offerings and services. While certain of these field sales representatives are focused on individual product lines, our team is encouraged to sell all of our products to serve the needs of our customers. We believe that a direct field sales force is able to better focus on target markets and customers, with the added benefit of permitting us to control pricing decisions centrally. We also utilize the services of third party manufacturing representatives to assist our direct sales force. Highly skilled customer service representatives are strategically located throughout our facilities to support the national field sales force. In addition, telemarketing representatives, marketing managers and sales/marketing executives oversee the marketing and sales efforts.
Manufacturing and engineering personnel work closely with field sales personnel and customer service representatives to satisfy customers’ needs through the production of high-quality, value-added products and on-time deliveries.

Our sales force is also supported by technical specialists and our in-house graphics and design personnel. Our graphic arts department includes computer-assisted graphic design capabilities and in-house production of photopolymer printing plates. We also have a centralized color matching and materials blending department that utilizes a computerized spectrophotometer to insure that colors match those requested by customers.

Manufacturing

We manufacture our products utilizing several primary molding methods including:
injection, thermoforming, compression, tube extrusion and blow molding. These processes begin with raw plastic pellets, which are then converted into finished products. In the injection process, the raw pellets are melted to a liquid state and injected into a multi-cavity steel mold where the resin is allowed to solidify to take the final shape of the part. In the thermoform process, the raw resin is softened to the point where sheets of material are drawn into multicavity molds and formed over the molds to form the desired shape. Compression molding is a high-speed process that begins with a continuously extruded plastic melt stream that is cut while remaining at molding temperature and carried to the mold cavity. Independent mold cavities close around the molten plastic, compressing it to form the part, which is cooled and ejected. In the tube extrusion process, we extrude resin that is solidified in the shape of a tube and then cut to length. The tube then has the head added by using another extruder that extrudes molten resin into a steel die where the cut tube is inserted into the steel die. In blow molding we use three blow molding systems: injection, extrusion, and stretch blow. Injection blow molding involves injecting molten resin into a multiple cavity steel die and allowing it to solidify into a preform. The parts are then indexed to a blow station where high-pressure air is used to form the preform into the bottle. In extrusion blow molding, we extrude molten plastic into a long tube and then aluminum dies clamp around the tube and high-pressure air is used to form the bottle. In stretch blow molding, we inject molten plastic into a multi-cavity steel mold where the parts are allowed to cool in the mold until they are solidified. The parts are then brought to a stretch blow molding machine where they are reheated and then placed in aluminum dies where high pressure air is used to form the bottle.

The final cured parts are transferred from the primary molding process to corrugated containers for shipment to customers or for post-molding secondary operations (offset printing, labeling, lining, silkscreening, handle applications, etc.). We believe that our molding, handling, and post-molding capabilities are among the best in the industry. Our overall manufacturing philosophy is to be a low-cost producer by using (1) high-speed molding machines, (2) modern multi-cavity hot runner, cold runner and insulated runner molds, (3) extensive material handling automation and (4) sophisticated post-molding technology. We utilize state-of-the-art robotic packaging processes for large volume products, which enable us to reduce breakage while lowering warehousing and shipping costs. Each plant has maintenance capability to support molding and post-molding operations. We have historically made, and intend to continue to make, significant capital investments in plant and equipment because of our objectives to improve productivity, maintain competitive advantages and foster continued growth. Capital expenditures for 2006 are expected to be approximately $90.0 million, which includes a significant amount of expenditures for capacity additions and other growth opportunities across our business as well as expenditures related to cost-saving opportunities and our estimated annual level of maintenance capital expenditures of approximately $22.0 million.

Research and product development and design

We believe our technology base and research and development support are among the best in the plastics packaging industry. Using three-dimensional computer aided design technology, our full time product designers develop innovative product designs and models for the packaging market. We can simulate the molding environment by running unit-cavity prototype molds in small injection-molding machines for research and development of new products.
Production molds are then designed and outsourced for production by various companies with which we have extensive experience and established relationships or built by one of our two in-house tooling divisions located in Evansville and Chicago. Our engineers oversee the moldbuilding process from start to finish. We currently have a collection of over 1,500 proprietary molds. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. We have enhanced our relationships with these customers by providing the technical service needed to develop products combined with our internal graphic arts support.

Additionally, at our technical center in Lancaster, Pennsylvania, we prototype new ideas, conduct research and development of new products and processes, and qualify production molding systems that go directly to our facilities and into production. We also have a complete product testing and quality laboratory at our technical center. With this combination of manufacturing simulation and quality systems support we are able to improve time to market and reduce cost. We spent $3.9 million, $6.1 million, $3.8 million and $3.5 million on research and development in the 26 weeks ended July 1, 2006 and fiscal years 2005, 2004, and 2003, respectively.

We also utilize our in-house graphic design department to develop color and styles for new products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product.

Quality assurance

Each plant extensively utilizes Total Quality Management philosophies, including the use of statistical process control and extensive involvement of employee teams to increase productivity. This teamwork approach to problem-solving increases employee participation and provides necessary training at all levels. Our teams also utilize the Six Sigma methodology to improve internal processes and provide a systematic approach to problem solving resulting in improved customer service. The drive for team work and continuous improvement is an ongoing quality focus. All of our facilities are ISO9001/2000 certified or are working toward such certification. Certification requires a demonstrated compliance by a company with a set of shipping, trading and technology standards promulgated by the International Organization for
Standardization (“ISO”). Extensive testing of parts for size, color, strength and material quality using statistical process control techniques and sophisticated technology is also an ongoing part of our quality assurance activities.

Systems

All of our facilities are on the same integrated accounting and control system that allows for consistency in reporting and efficient consolidation. This enterprise resource planning (“ERP”)
system produces complete financial and operational reports and is expandable to add new features and/or locations as we grow. All of our facilities, excluding the Milan facility and three of the Kerr facilities, utilize the manufacturing applications of our standard ERP system. The three remaining Kerr facilities are scheduled to be converted to the manufacturing applications of the system by the end of the first quarter of fiscal 2007. We also utilize many other applications to support business processes.

Sources and availability of raw materials

The most important raw material purchased by us is plastic resin. We purchased approximately $385.0 million of resin in fiscal 2005 with approximately 23% of our resin pounds, on a pro forma basis, being HDPE, 11% LDPE, 62% PP, 3% PET and 1% other. We have contractual price escalators and de-escalators tied to the price of resin with customers representing more than 60% of net sales that result in price increases/decreases to these customers in a relatively short period of time, typically quarterly. In addition, we have historically had success in passing through price increases and decreases in the price of resin to customers without indexed price agreements. Less than 10% of our net sales are generated from arrangements that exhibit fixed-price characteristics, and we have at times and may continue to enter into negotiated purchase agreements with resin suppliers to lock-in a level of profitability on these arrangements. We also opportunistically pursue resin forward hedging transactions in order to manage our resin spend and further align our costs with our prices to our customers. We can further seek to mitigate the effect of resin price movements through our ability to accommodate raw material switching for certain products between HDPE and PP as prices fluctuate and reducing the quantity of resin in certain of our products. We feel that based upon the combination of the methods described above we have the ability to manage changes in resin prices as evidenced by our consistent profitability and earnings growth throughout recent periods of historically high resin volatility. Further, following the Transactions, we plan to pursue opportunities to jointly purchase resin and other services and materials with other
Apollo portfolio companies, including Covalence Specialty Materials Corp., which we believe to be one of the largest purchasers of PE resin in the world. These relationships should allow us to further improve our ability to manage our cost of goods.

Our plastic resin purchasing strategy is to deal with only high-quality, dependable suppliers, such as Basell, Chevron, Dow, ExxonMobil, Huntsman, Lyondell, Nova, Sunoco and Total. We
believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future. The resin market is a global market and, based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurances as to such availability or the prices thereof.

Employees

As of July 1, 2006, we had approximately 6,800 employees. Poly-Seal Corporation, a wholly owned subsidiary, and the United Steelworkers of America are parties to a collective bargaining agreement which expires in April 2009. As of July 1, 2006, approximately 300 employees of
Poly-Seal Corporation, all of which are located in our Baltimore facility, were covered by this agreement. None of our other domestic employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

Patents and trademarks

We rely on a combination of patents, trade secrets, unpatented know-how, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. We do not believe that any individual item of our intellectual property portfolio is material to our current business. We employ various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties.

Properties

We believe that our property and equipment are well maintained, in good operating condition and adequate for our present needs.
The following table sets forth our principal manufacturing facilities:

Location	Square Footage	Use	Owned/Leased
Evansville, IN	552,000	Headquarters and manufacturing	Owned
Evansville, IN	223,000	Manufacturing	Leased
Henderson, NV	175,000	Manufacturing	Owned
Iowa Falls, IA	100,000	Manufacturing	Owned
Charlotte, NC	150,000	Manufacturing	Owned
Lawrence, KS	424,000	Manufacturing	Owned
Suffolk, VA	110,000	Manufacturing	Owned
Monroeville, OH.	350,000	Manufacturing	Owned
Norwich, England.	88,000	Manufacturing	Owned
Woodstock, IL	170,000	Manufacturing	Owned
Streetsboro, OH.	140,000	Manufacturing	Owned
Baltimore, MD.	244,000	Manufacturing	Owned
Milan, Italy	125,000	Manufacturing	Leased
Chicago, IL	472,000	Manufacturing	Leased
Richmond, IN.	160,000	Manufacturing	Owned
Syracuse, NY.	215,000	Manufacturing	Leased
Phoenix, AZ	266,000	Manufacturing	Leased
Ahoskie, NC	150,000	Manufacturing	Owned
Bowling Green, KY	168,000	Manufacturing	Leased
Sarasota, FL	74,000	Manufacturing	Owned
Jackson, TN	211,000	Manufacturing	Leased
Anaheim, CA	248,000	Manufacturing	Leased
Cranbury, NJ	204,000	Manufacturing	Leased
Easthampton, MA.	210,000	Manufacturing	Leased
Oxnard, CA	110,000	Manufacturing	Leased
Toluca, Mexico	172,000	Manufacturing	Leased
	5,511,000

Environmental matters and government regulation

Our past and present operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes, and cleanup of contaminated soil and ground water, or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability, which could be significant under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of regulated materials, which could be material.

We may from time to time be required to conduct remediation of releases of regulated materials at our owned or operated facilities. None of our pending remediation projects are expected to result in material costs. Like any manufacturer, we are also subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Federal Comprehensive
Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA”), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination, and for damages to natural resources. Liability under CERCLA is retroactive, and, under certain circumstances, liability for the entire cost of a cleanup can be imposed on any responsible party. No such notices are currently pending which are expected to result in material costs.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages, including certain packages we manufacture pursuant to the Federal
Food, Drug and Cosmetics Act. Certain of our products are also regulated by the Consumer
Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer
Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can
require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell our products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for non-compliance. Although we use FDA approved resins and pigments in our products that directly contact food and drug products and believe they are in material compliance with all such applicable FDA regulations, and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with such requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In particular, certain states have enacted legislation requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us.
There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us.

Legal proceedings

We are party to various legal proceedings involving routine claims which are incidental to our business. Although our legal and financial liability with respect to such proceedings cannot be estimated with certainty, we believe that any ultimate liability would not be material to our financial condition.

DESCRIPTION OF OTHER INDEBTEDNESS

We summarize below the principal terms of the agreements that will govern our new senior secured credit facilities and the new senior subordinated notes. As the final terms of our new senior secured credit facilities and the new senior subordinated notes have not been agreed upon, the final terms may differ from those set forth herein and any such differences may be significant. In addition, in connection with the syndication of our new senior secured credit facilities, the pricing and structure of our new senior secured credit facilities may be changed by the administrative agent, in consultation with us, subject to certain limitations. This summary is not a complete description of all of the terms of the agreements.

New Senior Secured Credit Facilities

Our new senior secured credit facilities will be provided by a syndicate of banks and other financial institutions. Our new senior secured credit facilities will provide financing of up to
$875.0 million, consisting of:

• $675.0 million in term B loans with a maturity of seven years, all of which will be drawn in connection with the consummation of the Transactions; and

• a $200.0 million revolving credit facility, which we expect to be undrawn on the closing date of the Transactions, with a maturity of six years, which will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans, and will also be available in connection with the consummation of the Transactions to account for purchase price adjustments (subject to a reduction for the amount of letters of credit outstanding on the closing date of the Acquisition which we expect to be $14.9 million).

Interest Rate and Fees

The interest rates per annum applicable to loans under our new senior secured credit facilities are, at our option, equal to either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case, plus an applicable margin. The alternate base rate means the greater of (i) Credit Suisse’s prime rate and (ii) one-half of 1.0% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York. The
Adjusted LIBOR rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the applicable loan and the maximum reserve percentages established by the Board of Governors of the U.S. Federal Reserve to which our lenders are subject.

In addition to paying interest on outstanding principal under our new senior secured credit facilities, we will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum
(subject to reduction upon attainment of certain leverage ratios). We will also pay customary letter of credit and agency fees.

Prepayments

Our new senior secured credit facilities will require us to prepay outstanding term loans, subject to certain exceptions, with:

• beginning with our first full fiscal year after the closing, 50% (which percentage may be reduced to certain levels upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement) less the amount of certain voluntary prepayments as described in the credit agreement;

• so long as our total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances (as defined in the credit agreement); and

• so long as our total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months (and, if committed to be so reinvested, actually reinvested within 18 months).

We may voluntarily repay outstanding loans under our new senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

Amortization

The term B loans will amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of our new senior secured credit facilities.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, six years from the date of the closing of our new senior secured credit facilities.

Guarantee and Security

All obligations under our new senior secured credit facilities will be unconditionally guaranteed by Berry Plastics Group and, subject to certain exceptions, each of our existing and future direct and indirect domestic subsidiaries, which we refer to collectively as “U.S.
Guarantors.”

All obligations under our new senior secured credit facilities, and the guarantees of those obligations (as well as any interest-hedging or other swap agreements), will be secured by substantially all of our assets as well as those of Berry Plastics Group and each U.S. Guarantor, including, but not limited to, the following and subject to certain exceptions:

• a first priority pledge of all of our equity interests by Holdings, a pledge of 100% of the equity interests of all U.S. Guarantors and a first priority pledge of 65% of the voting equity interests of certain of our foreign subsidiaries; and

• a first priority security interest in substantially all of our tangible and intangible assets as well as those of Berry Plastics Group and each U.S. Guarantor.

Certain Covenants and Events of Default

Our new senior secured credit facilities will contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments.

In addition, our new senior secured credit facilities will require us to maintain a maximum total net first lien leverage ratio.

Our new senior secured credit facilities also will contain certain customary affirmative covenants and events of default.

New Senior Subordinated Notes

Pursuant to a note purchase agreement (the “Senior Subordinated Note Purchase
Agreement”) and a related indenture, we will issue $425.0 million in aggregate principal amount of new senior subordinated notes to Goldman in a private placement that is exempt from registration under the Securities Act. The new senior subordinated notes will be our unsecured, senior subordinated obligations and will be guaranteed on an unsecured, senior subordinated basis by each of our subsidiaries that guarantees our new senior secured credit facilities and the notes offered hereby. The new senior subordinated notes will mature in 2016.

The new senior subordinated notes will bear interest at a rate of % per annum. Such interest will be payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance of the new senior subordinated notes, we may elect to pay a portion of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the new senior subordinated notes. After the third anniversary of the issuance of the new senior subordinated notes, all interest on the new senior subordinated notes will be payable only in cash.

The new senior subordinated notes may be redeemed at our option under circumstances and at redemption prices set forth in the indenture governing the new senior subordinated notes. Upon the occurrence of a change of control, we will be required to offer to repurchase all of the new senior subordinated notes. Such indenture sets forth covenants and events of default that are substantially similar to those set forth in the indenture governing the notes offered hereby. The Senior Subordinated Note Purchase Agreement contains additional affirmative covenants and certain customary representations, warranties and conditions.